UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

NETSUITE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NetSuite Inc.

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 29, 2008

Dear Stockholders:

You are cordially invited to attend our 2008 Annual Meeting of Stockholders to be held on Thursday, May 29, 2008 at 9:30 a.m., local time, at The Westin Hotel, 1 Old Bayshore Highway, Millbrae, California 94030. We are holding the meeting to:

1.	Elect two Class I directors, Zachary Nelson and Kevin Thompson, to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.	Ratify the appointment of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our common stock at the close of business on March 31, 2008, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Mateo, California for the ten days prior to the meeting for any purpose related to the meeting.

We are pleased to take advantage of new U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2007 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2007 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this new process will allow us to provide our stockholders with the information they need in a timely manner, while reducing the environmental impact of printing copies of our proxy materials.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card for the meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any stockholder of record attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

Thank you for your ongoing support of NetSuite. We look forward to seeing you at our Annual Meeting.

Sincerely,

/s/ Douglas P. Solomon
Douglas P. Solomon
VP, Legal & Corporate Affairs and Secretary

April 15, 2008

San Mateo, California

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

NETSUITE INC.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 29, 2008

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

i

NetSuite Inc.

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511

GENERAL INFORMATION

Our board of directors is soliciting proxies for our 2008 Annual Meeting of Stockholders to be held on Thursday, May 29, 2008 at 9:30 a.m. local time at The Westin Hotel, 1 Old Bayshore Highway, Millbrae, California 94030. Our principal executive offices are located at 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2007 Annual Report are being distributed and made available on or about April 15, 2008. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials to certain of our stockholders by providing access to such documents on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our beneficial owners on or about April 15, 2008. Stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them, by following the instructions in the Notice.

The Notice will also provide instructions on how to inform us to send future proxy materials to you electronically by email or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email or printed form by mail will remain in effect until you terminate it.

Choosing to receive future proxy materials by email will allow us to provide you with the information you need in a timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS

What is included in these materials or posted on our website and sent to you upon request?

These materials include:

•	Our proxy statement for the Annual Meeting; and

•	Our 2007 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2007.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are two items that will be voted on at the Annual Meeting:

1.	The election of two Class I directors; and

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

What are our Board of Directors’ voting recommendations?

Our board recommends that you vote your shares “FOR” each of the nominees to the board, and “FOR” the ratification of the appointment of KPMG LLP.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the new rules recently adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to all of our beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

If you owned NetSuite’s common stock at the close of business on March 31, 2008 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had approximately 60,232,973 shares of common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by NetSuite.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

A majority of NetSuite’s outstanding shares on the Record Date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a stockholder of record of NetSuite’s shares, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet, or, if you received or requested printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet, or if you received or requested printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	If you sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Which ballot measures are considered “routine” or “non-routine”?

Both Proposal 1 (election of directors) and Proposal 2 (approval of auditors) involve matters that we believe will be considered routine. We have no proposals this year which are considered non-routine.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore have no effect on the outcome of any matter being voted on at the Annual Meeting.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	Each director must be elected by a plurality of the votes cast, meaning that the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes, will not affect the outcome of the vote.

Proposal 2 — Ratification of appointment of independent registered public accounting firm	To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the Annual Meeting. Broker non-votes will have no effect on the outcome of the vote.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within NetSuite or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our board of directors.

Who will serve as inspector of elections?

The inspector of elections will be a representative from Wells Fargo Shareholder Services.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in our Quarterly Report on Form 10-Q for the second quarter of 2008.

Who is paying for the cost of this proxy solicitation?

NetSuite is paying the costs of the solicitation of proxies. We will pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

Our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

How will our majority stockholder vote its shares on these matters?

Lawrence J. Ellison transferred 31,964,894 shares of our common stock (representing all of the shares formerly held directly by Tako Ventures, an investment entity controlled by Mr. Ellison) to NetSuite Restricted Holdings LLC, or the LLC, a limited liability company formed for the limited purpose of holding the NetSuite shares and funding charitable gifts as and when directed by Mr. Ellison. As of March 31, 2008, those shares represented approximately 53.1% of our outstanding stock.

The LLC is managed solely by an unrelated third party. As part of these arrangements, the LLC Operating Agreement contains provisions designed to neutralize the voting power of our shares held by the LLC, except as described below. These arrangements require the shares held by the LLC to be voted in strict proportion to the voting of shares held by all of our other voting stockholders, other than shares beneficially owned by Mr. Ellison or members of his family, shares owned by trusts created for the benefit of Mr. Ellison’s children, and shares beneficially owned by any person or group that makes (or under applicable law is required to make) a filing on Schedule 13D with the SEC. These voting arrangements apply to all matters brought before our stockholders, except transactions involving a change of control, dissolution, sale of substantially all the assets, or a liquidation of NetSuite, in which case the shares held by the LLC will be voted as directed by Mr. Ellison.

How can stockholders submit a proposal for inclusion in our proxy statement for the 2009 Annual Meeting?

To be included in our proxy statement for the 2009 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and be received by our Secretary at our principal executive offices no later than December 16, 2008, or no later than one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released our proxy statement to stockholders in connection with this year’s annual meeting of stockholders.

How can stockholders submit proposals to be raised at the 2009 Annual Meeting that will not be included in our proxy statement for the 2009 Annual Meeting?

To be raised at the 2009 Annual Meeting, stockholder proposals must comply with our Restated Bylaws. Under our Restated Bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at our Annual Meeting. To be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting. Since our 2008 Annual Meeting is being held on May 29, 2008, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 29, 2009 and no later than February 28, 2009, in order to be raised at our 2009 Annual Meeting.

What if the date of the 2009 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2009 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Restated Bylaws, if the date of the 2009 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals to be brought before the 2009 Annual Meeting must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

Does a stockholder proposal require specific information?

With respect to a stockholder’s nomination of a candidate for our board, the stockholder notice to the Secretary must contain certain information as set forth in our Restated Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Restated Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Restated Bylaws may be found on our corporate website at www.netsuite.com under the headings “Investors/Corporate Governance.”

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above?

If we receive notice of a matter to come before the 2009 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before the Annual Meeting. If such matter is brought before the Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders discretionary authority to vote on such matter.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of six directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier death, resignation or removal.

The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the nominating and governance committee of the board of directors, the board of directors’ nominees for election by the stockholders are the current Class I members of the board of directors, Zachary Nelson and Kevin Thompson. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2011 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.

The names and certain information about the nominee directors and the continuing directors in each of the other two classes of the board of directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class I directors to the board of directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the board of directors may designate in place of such nominee.

The two candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected directors to serve until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

Nominees for Class I Directors

The name and age as of March 31, 2008 of each nominee director, his position with us, the year in which he first became a director and certain biographical information is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Zachary Nelson	46	President, Chief Executive Officer and Director	2002
Kevin Thompson	42	Director	2006

Zachary Nelson has served as a director since July 2002 and as our President and Chief Executive Officer since January 2003. Prior to that, Mr. Nelson served as our President and Chief Operating Officer from July 2002 to January 2003. From March 1996 to October 2001, Mr. Nelson was employed by Network Associates, Inc. (now McAfee, Inc.), an enterprise security software company. While at Network Associates, Mr. Nelson held positions including Chief Strategy Officer of Network Associates and President and CEO of MyCIO.com, a subsidiary that provided on-demand software security services. From 1992 to 1996, he held various positions, including Vice President of Worldwide Marketing at Oracle Corporation, an enterprise software company. He holds B.S. and M.A. degrees from Stanford University.

Kevin Thompson has been a member of our board of directors since September 2006. Since July 2006, Mr. Thompson has served as Chief Financial Officer and Treasurer of SolarWinds.net, Inc., a network management and monitoring company, and in May 2007, in addition to his other positions, Mr. Thompson was appointed as Chief Operating Officer. Mr. Thompson was Senior Vice President and Chief Financial Officer at SAS Institute, a business intelligence software company, from September 2004 until November 2005. Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat Inc., an enterprise software company, from October 2000 until August 2004. He holds a B.B.A. from the University of Oklahoma.

Directors Not Standing for Election

The names and certain biographical information as of March 31, 2008 about the continuing members of the board of directors who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire
Evan Goldberg	41	Chief Technology Officer and Chairman of the Board	1998	Class II 2009
Keith Grinstein	47	Director	2006	Class II 2009
William Beane III	46	Director	2007	Class III 2010
Deborah Farrington	57	Director	2000	Class III 2010

Evan Goldberg co-founded our company and has been a member of our board of directors since October 1998 and Chairman of our board since January 2003. From October 1998 through January 2003, Mr. Goldberg held various positions with us, including President and Chief Executive Officer and Chief Technology Officer. Prior to joining us, Mr. Goldberg founded mBed Software, Inc., a software company focused on multimedia tools for website developers, where he served as Chief Executive Officer from November 1995 to September 1998. From August 1987 to November 1995, Mr. Goldberg held various positions in product development at Oracle Corporation, including Vice President of Development in the New Media Division. Mr. Goldberg holds a B.A. from Harvard College.

Keith Grinstein has been a member of our board of directors since September 2006. Since January 2000, Mr. Grinstein has served as a partner at Second Avenue Partners, an investment group. Starting in 1996, Mr. Grinstein held various senior positions at Nextel and Nextel International, wireless communications companies, including President and CEO of Nextel International and Senior Vice President for Nextel Communications, Inc. Mr. Grinstein retired as Vice Chairman of Nextel International in 2002. Mr. Grinstein is the non-employee chairperson of the board of directors of Coinstar Inc., a business equipment company. He also serves as the audit committee chairman of TrueBlue Inc., an international provider of temporary employees for manual labor, light industrial and skilled construction jobs and also serves as a director of Nextera Enterprises, Inc., a holding company of Woodridge Labs, Inc., a developer and marketer of branded consumer products and F5 Networks, Inc., an application traffic management software company. He holds a B.A. from Yale University and a J.D. from Georgetown University Law Center.

William Beane III has been a member of our board of directors since January 2007. Since October 1997, Mr. Beane has served as Vice President and General Manager of the Oakland Athletics, a major league baseball team. Mr. Beane serves on the board of directors of Easton-Bell Sports, Inc., a sporting goods manufacturer. He attended the University of California, San Diego.

Deborah Farrington has been a member of our board of directors since May 2000. Since May 1998, Ms. Farrington has served as a General Partner of StarVest Partners, L.P., a venture capital firm, and, since April 2006, has served as President of StarVest Management, Inc., a management company. Ms. Farrington serves as the chairman of the compensation committee of Collectors Universe, Inc., a company that grades and authenticates collectible assets. She holds an A.B. from Smith College and a M.B.A. from Harvard Business School.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below. The board of directors has also adopted a written charter for each of the three standing committees: the audit committee, the compensation committee and the nominating and governance committee. Each committee charter is available on our corporate website at www.netsuite.com under the headings “Investors/Corporate Governance,” or in print by contacting Investor Relations at our principal executive offices.

Audit Committee

Our audit committee is comprised of Deborah Farrington, Keith Grinstein and Kevin Thompson, each of whom is a non-employee member of our board of directors. Mr. Thompson is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence and financial literacy, and that each qualifies as an audit committee financial expert, under the applicable requirements of the New York Stock Exchange and SEC rules and regulations. The audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report that the SEC requires in our annual proxy statement; and

•	reviewing and approving in advance any proposed related party transactions.

Compensation Committee

Our compensation committee is comprised of Deborah Farrington, Keith Grinstein and Kevin Thompson, each of whom is a non-employee member of our board of directors. Ms. Farrington is the chairperson of our compensation committee. Our board of directors has determined that each member of our committee meets the requirements for independence under the current requirements of the New York Stock Exchange. The compensation committee is responsible for, among other things:

•

reviewing and approving for our executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

•	reviewing the succession planning for our executive officers;

•	overseeing compensation goals and bonus and stock compensation criteria for our employees;

•	reviewing and recommending compensation programs for outside directors;

•	preparing the compensation discussion and analysis and compensation committee report that the SEC requires in our annual proxy statement; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Deborah Farrington, Keith Grinstein and Kevin Thompson, each of whom is a non-employee member of our board of directors. Mr. Grinstein is the chairperson of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee satisfies the requirements for independence under the rules of the New York Stock Exchange. The nominating and governance committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	overseeing the evaluation of our board of directors and management;

•	recommending members for each board committee to our board of directors; and

•	reviewing and monitoring our code of ethics.

Board Meetings and Attendance

The board held 5 meetings during the year ended December 31, 2007. Each director attended at least 75% of the aggregate of the meetings of the board and of the committees, on which he or she served, held during the period for which he or she was a director or committee member, respectively. The following table sets forth the standing committees of the board, the number of meetings held by each committee in 2007 and the membership of each committee during the year ended December 31, 2007. Messrs. Nelson, Goldberg and Beane are omitted from the table below as they were not members of any of the standing committees of the board. In addition, in connection with our initial public offering, the board formed a pricing committee comprised of Zachary Nelson, Evan Goldberg, Deborah Farrington and Kevin Thompson. The pricing committee is not a standing committee and only held one meeting, in which all members were present.

Name	Audit	Compensation	Nominating & Governance
Keith Grinstein	Member	Member	Chair
Deborah Farrington	Member	Chair	Member
Kevin Thompson	Chair	Member	Member

Number of Meetings held in 2007	10	10	2

Director Attendance at Annual Stockholder Meetings

Directors are encouraged, but not required, to attend our Annual Stockholder Meeting. This Annual Stockholder Meeting will be our first as a public company.

Corporate Governance

Board Independence and Lead Independent Director

Our board of directors has undertaken a review of the independence of the directors and considered whether any director had a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that William Beane III, Deborah Farrington, Keith Grinstein and Kevin Thompson, representing four of our six directors, are “independent directors” as defined under the rules of the New York Stock Exchange, constituting a majority of independent directors of our board of directors as required by the rules of the New York Stock Exchange.

In February 2008, upon the recommendation of the nominating and governance committee, the board appointed Deborah Farrington to be the Lead Independent Director. The lead independent director is responsible for coordinating the activities of the independent directors, chairing executive sessions of the independent directors, review and oversight of the board agenda and leading the board in connection with matters that require a leader other than the chairman.

Executive Sessions

Executive sessions of independent directors are held in connection with each regularly scheduled in person board of directors meeting and at other times as necessary. The board of directors’ policy is to hold executive sessions without the presence of management, including the chief executive officer and other non-independent directors. The audit committee and the compensation committee of the board of directors also generally meet in executive session at least on a quarterly basis.

Corporate Governance Guidelines and Code of Ethics

We and our board of directors regularly review and evaluate our corporate governance practices. The board of directors has adopted corporate governance guidelines that address the composition of and policies applicable to the board of directors. Our board of directors has adopted a code of ethics for our principal executive and senior financial officers. The code applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Any substantive amendments to or waivers of the code of ethics relating to the executive officers or directors of the Company will be disclosed promptly on our website. Our corporate governance guidelines and our code of ethics are available on our corporate website at www.netsuite.com under the headings “Investors/Corporate Governance” or in print by contacting Investor Relations at our principal executive offices.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. If an employee has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, our employees may report their concern by sending a letter (which may be anonymous at the discretion of the reporting person), to us at our principal executive offices to the attention of the VP, Legal & Corporate Affairs or if such employee is uncomfortable reporting to the VP, Legal & Corporate Affairs to the attention of the Chairman of the Audit Committee.

Director Nomination Procedures

The nominating and governance committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the nominating and governance committee will take into consideration the needs of the board and the qualifications of the candidate. The nominating and governance committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating and governance committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the company; and

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

The stockholder recommendation and information described above must be sent to the corporate secretary at our principal executive offices and must be received by the corporate secretary not less than 90 days or more than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of NetSuite and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the board, ability to complement the competency and skills of the other board members and independence from management and the company. The nominating and governance committee also seeks to have the board represent a diversity of backgrounds and experience.

The nominating and governance committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The nominating and governance committee looks for persons meeting the criteria above, and takes note of individuals who have had a change in circumstances that might make them available to serve on the board. The nominating and governance committee also, from time to time, in its discretion, may engage firms that specialize in identifying director candidates. As described above, the nominating and governance committee will also consider candidates recommended by stockholders.

Once a person has been identified by the nominating and governance committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the nominating and governance committee determines that the candidate warrants further consideration by the committee, the chairman or another member of the committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the board, the nominating and governance committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering. The nominating and governance committee may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, nominating and governance committee members or other board members may request a background check, may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The nominating and governance committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Stockholder Communications with Directors

Our board encourages stockholders who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Stockholders can send communications by mail to: Secretary, NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511. Stockholder correspondence received addressed to our independent directors will be reviewed by our Corporate Secretary or his or her designee, who will forward to our independent directors all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the board or committees thereof or that our Corporate Secretary otherwise determines requires their attention.

Vote Required and Board of Directors’ Recommendation

Each director must be elected by a plurality of the votes cast, meaning that the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

ELECTION OF THE BOARD’S TWO NOMINEES IDENTIFIED ABOVE IN PROPOSAL NO. 1

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the audit committee, the board of directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The board of directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection, though a change will not necessarily be made. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in our stockholders’ best interests.

In January 2007, we and Deloitte & Touche LLP, our independent auditors at the time, mutually agreed to terminate Deloitte & Touche LLP’s engagement to audit our financial statements because Deloitte & Touche LLP, or Deloitte, would not qualify as a registered independent accounting firm for us once we became a public company. Therefore, in January 2007, we engaged KPMG LLP as our new independent registered public accounting firm for the fiscal years ended December 31, 2004, 2005 and 2006. Our board of directors authorized the dismissal of Deloitte and the engagement of KPMG. Deloitte did not issue any audit reports on our financial statements for the years ended December 31, 2005 and 2006.

KPMG LLP has audited our financial statements for the period beginning from December 31, 2004 to the fiscal year ended December 31, 2007. We expect representatives of KPMG LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG LLP during the fiscal years ended December 31, 2007 and 2006:

	Fiscal 2007	Fiscal 2006(1)
Audit Fees(2)	$3,556,298	$—
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$3,556,298	$—

(1)	In anticipation of our initial public offering, KPMG was engaged in 2007 to perform audit services for the fiscal years ended December 31, 2004, 2005 and 2006. All services in connection with the audit of fiscal 2006 were performed in 2007 and as such those audit fees are reflected in the fiscal 2007 column.

(2)	Audit Fees include fees for professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and services that are normally provided by KPMG in connection with regulatory filings or engagements. For fiscal 2007, these fees included the following:
(a)	2004, 2005 and 2006 Audit: $1,151,534. For the audit of our annual consolidated financial statements for the years ended December 31, 2004, 2005 and 2006.
(b)	2007 Audit: $713,820.
(c)	IPO Fees: $1,641,393. Fees associated with services rendered related to our initial public offering.
(d)	Out-of-pocket and other miscellaneous expenses: $49,551.

Policy on Pre-Approval of Audit and Non-Audit Services

It is the policy of our audit committee to pre-approve all audit and permissible non-audit services to be performed by KPMG. Our audit committee pre-approves services by authorizing either generally or specifically projects within the categories outlined above, subject to budgeted amounts. To ensure prompt handling of unexpected matters, the audit committee delegates to the chair of the audit committee the authority to address any requests for pre-approval of services between audit committee meetings; provided, however, that such additional or amended services may not affect KPMG’s independence under applicable SEC rules. The chair of the audit committee must report any pre-approval decisions to the audit committee at its next scheduled meeting.

All KPMG LLP services and fees in fiscal 2007 were pre-approved by the audit committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Role of the Audit Committee

The audit committee operates under a written charter adopted by the board of directors on April 11, 2007 which provides that its functions include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent registered public accounting firm, KPMG LLP, including reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and pre-approving any non-audit services that may be performed by KPMG LLP, reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls, and reviewing the Company’s critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. The Audit Committee held 11 meetings during 2007.

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of management’s assessment of internal controls over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s responsibility is to monitor and oversee this process.

Review of Audited Financial Statements for Fiscal Year ended December 31, 2007

The audit committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2007 with management. The audit committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged with Governance). The Statement on Auditing Standards No. 61 (Communication with Audit Committees) was replaced during 2007 by the Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged with Governance).

The audit committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the audit committee has discussed the independence of KPMG with that firm. The audit committee reviewed the fees paid to KPMG LLP for its services and determined that KPMG has not provided any non-audit services to NetSuite in 2007.

The audit committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by NetSuite employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the audit committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact “independent.”

THE AUDIT COMMITTEE

Kevin Thompson (Chair)

Deborah Farrington

Keith Grinstein

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2008 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 60,232,973 shares of common stock outstanding at March 31, 2008. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 31, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*”.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Shares Currently Held(1) (a)	Common Shares That May Be Acquired Within 60 Days of the Record Date(2) (b)	Total Beneficial Ownership (a)+(b)	Percent of Class (%)
5% Stockholders:
Entities beneficially owned by Lawrence J. Ellison(3)	31,964,894	—	31,964,894	53.1%
Trust for the benefit of David Ellison(4)	3,438,359	—	3,438,359	5.7
Trust for the benefit of Margaret Ellison(5)	3,438,359	—	3,438,359	5.7

Directors and Executive Officers:
Zachary Nelson	1,364,884	586,296	1,951,180	3.2
Evan Goldberg	3,137,215	1,348,352	4,485,567	7.3
James McGeever	268,873	157,531	426,404	*
Timothy Dilley	25,000	165,626	190,626	*
Dean Mansfield	0	619,500	619,500	1.0
William Beane III	803	30,643	31,446	*
Deborah Farrington(6)	2,695,968	26,998	2,722,966	4.5
Keith Grinstein	1,283	34,029	35,312	*
Kevin Thompson	1,283	34,029	35,312	*
All executive officers and directors as a group (10 persons)(7)	7,512,273	3,037,916	10,550,189	16.7

*	Less than 1%.

(1)

For each of our executive officers and directors, the shares listed in this column include the following shares of restricted stock, over which they have sole voting power but no investment power. These shares of restricted stock (which are subject to forfeiture and shall be automatically transferred back to the company upon termination or cessation of service) are as follows: 25,000 shares for Mr. Dilley; 803 shares for

Mr. Beane, 1,283 shares for Ms. Farrington, 1,283 shares for Mr. Grinstein and 1,283 shares for Mr. Thompson.

(2)	Includes shares issuable upon exercise of outstanding options held by our directors and executive officers exercisable within 60 days of March 31, 2008. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or restricted stock awards but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	31,964,894 shares are held by NetSuite Restricted Holdings LLC. Excludes 6,876,718 shares held in trust for David Ellison and Margaret Ellison discussed in footnotes 4 and 5 below. The LLC Operating Agreement for NetSuite Restricted Holdings LLC is subject to various terms and restrictions with respect to future voting and disposition of the shares held by such entity. See the section titled “Certain Relationships and Related Transactions/Lawrence J. Ellison” for a description of these terms and restrictions. The address for NetSuite Restricted Holdings LLC is Three Embarcadero Center, Suite 2360, San Francisco, CA 94111.

(4)	Represents shares held in trust for the benefit of David Ellison, Mr. Ellison’s son, for which Donald Lucas, a director of Oracle, and Philip B. Simon serve as co-trustees. The address for the David Ferris Ellison Trust and the Margaret Elizabeth Ellison Trust is 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596.

(5)	Represents shares held in trust for the benefit of Margaret Ellison, Mr. Ellison’s daughter, for which Donald Lucas, a director of Oracle, and Philip B. Simon serve as co-trustees. The address for the David Ferris Ellison Trust and the Margaret Elizabeth Ellison Trust is 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596.

(6)	Includes 2,695,778 shares held by StarVest Partners, L.P. and 190 shares held by StarVest Management, Inc., as Nominee for StarVest Partners Advisory Council Co-Investment Plan. Deborah Farrington, Jeanne Sullivan and Laura Sachar possess shared voting and dispositive power over the shares held by StarVest Partners. Deborah Farrington, Jeanne Sullivan, Laura Sachar and Larry Bettino possess shared voting and dispositive power over the shares held by StarVest Management, Inc.

(7)	Consists of (i) 7,512,273 shares held of record by the current directors and executive officers, 29,652 of which are subject to repurchase rights we hold as of March 31, 2008; and (ii) options to purchase 3,037,916 shares exercisable within 60 days of March 31, 2008, of which 1,959,877 are fully vested.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans that provide for the issuance of our common stock to our officers and other employees, directors and consultants. These consist of the 1999 Stock Plan (the “1999 Plan”) and the 2007 Equity Incentive Plan (the “2007 Plan”), each of which has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2007:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding options and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	8,239,114	(2)	$6.27	2,138,428	(3)
Equity compensation plans not approved by security holders	—		$—	—

Total(4)	8,239,114		$6.27	2,138,428

(1)	The weighted average exercise price of outstanding options and rights includes 4,651 shares of restricted stock awards with a purchase price of $0.00 per restricted stock award.

(2)	Consists of options granted under the 1999 Plan as well as option grants and restricted stock awards made under the 2007 Plan.

(3)	Consists of 2,138,428 shares that remain available for future grant under the 2007 Plan. Under the 2007 Plan, we currently have 2,375,000 shares reserved for issuance. Shares under the 2007 Plan are subject to automatic increase on January 1 of each year beginning in our 2009 fiscal year equal to the least of: (a) 9,000,000 shares, (b) 3.5% of our then aggregate outstanding shares of common stock plus common stock issuable pursuant to outstanding awards under our equity plans, or (c) such other amount as our board of directors may determine. We will not make future grants under the 1999 Plan.

(4)	The total number of shares of common stock outstanding as of December 31, 2007 was 60,059,453.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2007 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

Our goal is to be the leading vendor of on-demand integrated business management application suites for small to medium sized businesses, as well as divisions of large companies. Our solution includes accounting/enterprise resource planning, or ERP software, customer relationship management, or CRM software, and Ecommerce software.

We had a strong year in 2007. Our revenue grew from $67.2 million in fiscal 2006 to $108.5 in fiscal 2007, up 62% year over year. Our percentage of revenue generated outside of North America grew from 11% in 2006 to 18% in 2007. We also successfully completed the Company’s initial public offering in December 2007 which raised $161.9 million in net proceeds to the Company.

In order to support our strategy and to continue to deliver strong execution, we strive to provide an executive compensation program that is aimed to attract and retain talented and qualified senior executives to manage and lead our Company and to motivate them to pursue our corporate objectives. To achieve our objectives, we use a mix of compensation elements including base salary, cash incentive bonuses, equity incentives, change of control benefits and employee benefits. Our executive compensation philosophy in fiscal 2007 was to target total cash compensation at approximately the 50th percentile of comparable public companies and total long-term equity compensation between the 50 th and 75th percentile of comparable public companies.

Compensation Objectives

Our compensation and benefits programs seek to attract and retain talented, qualified senior executives to manage and lead our company and to motivate them to pursue our corporate objectives. We have created a compensation program that has a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe will provide appropriate incentives to reward our senior executives and management team and help to:

•

support our performance-based approach to managing pay levels to foster a goal oriented, highly-motivated management team whose members have a clear understanding of business objectives and shared corporate values;

•	align the interests of our employees with those of our stockholders;

•	share risks and rewards with employees at all levels;

•	allocate company resources to effectively exploit our technological capabilities in the development of new applications and services; and

•	reflect our values and achieve internal equity across our organization based upon position and level of responsibility.

Compensation for each named executive officer is comprised of a cash-based salary component, short-term incentives and a long-term equity component. The cash-based salary is generally reviewed annually based on the individual performance of the executive and comparison to data from our public company peers, the short-term incentives are based upon achievement of corporate objectives and, in certain circumstances, individual performance, and the long-term equity component is designed to provide long-term compensation based on company performance, as reflected in an increase or decrease in the value of the shares underlying the equity compensation compared to the purchase price of those shares. With the significant equity weighting, we seek to reward our named executive officers as and when we achieve our goals and objectives and generate stockholder returns. At the same time, if our corporate goals are not achieved, a significant portion of the compensation for our named executive officers is at risk, which we believe aligns their interests with the interests of our stockholders.

The goal of our compensation program is to be competitive with other companies with whom we compete for employees. Historically, our compensation program has been characterized by below-median cash compensation and above-median equity compensation, when compared with public companies in our peer group, although when compared to comparable private technology companies, we believe our total cash compensation and equity ownership generally have been above the median. In 2007, compensation data from comparable private companies was not included in our compensation analysis for determining executive total target compensation levels.

Historical Role of Our Board of Directors

Historically, in lieu of a formally established compensation committee, non-employee members of our board of directors reviewed and approved executive compensation and benefits policies, including our 1999 Stock Plan, subject to final board approval. As further described in this CD&A, in an effort to improve our corporate governance and executive compensation practices, we have implemented the following changes to our executive compensation program over the last two years:

Action	Prior Practice	Reason for Action

Formed Compensation Committee	Board of Directors reviewed and approved executive compensation and benefit policies	Allow more focused review and approval of executive compensation matters and to ensure compliance with applicable SEC and NYSE rules

Hired independent compensation consultant	Compensation was reviewed and approved by the Board	Provide independence and market data for executive compensation decisions

Redesigned executive compensation program based on public company peer group analysis	Compensation was characterized by below-median cash compensation and above-median equity compensation and was based on individual factors and private and public company peer group data	Better align compensation with market-based pay compared to public company peer group

Established practice for annual evaluation of CEO performance and compensation	Less formalized process to review CEO compensation	Follow “best practices” to institute a formal annual review

Implemented an annual compensation review of named executive officers	Less formalized process to review executive compensation for named executive officers	Follow “best practices” to institute a formal annual review

Established the same three core company performance objectives for executive officers which focused on financial performance	Objectives were disparate amongst the executives and focused more on operating goals	Promote a more team-oriented approach to company performance and better align the incentives of our executive officers with the interests of our stockholders

Entered into standard employment agreements which included standardized change of control arrangements for executive officers	Inconsistent and, in some cases, no severance benefits provided to executive officers	Allow our executive officers to focus on continuing normal business operations and the success of a potential transaction, rather than focusing on alternative employment

Establishment of and Ongoing Review by our Compensation Committee

In November 2006, our board of directors established a compensation committee, consisting of Ms. Farrington, as chairperson of the committee, and Messrs. Grinstein and Thompson. Each member was determined to be and remains an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. In accordance with its charter, for fiscal 2007 and beyond the compensation committee will evaluate, approve, administer and interpret our executives’ compensation and benefit policies, including our 1999 Stock Plan and our 2007 Equity Incentive Plan.

Since its establishment, our compensation committee, in consultation with independent compensation consultant Pearl Meyer & Partners, or PM&P, has taken the following steps to attempt to ensure that our executive compensation and benefit programs are consistent with both our compensation philosophy and our corporate governance guidelines:

•	evaluated our compensation practices and assisted in developing and implementing the executive compensation program and philosophy;

•

with input from our management team, developed a competitive peer group composed of on-demand software and customer relationship management/enterprise software companies and performed analyses of competitive performance and compensation levels for us and each of these companies;

•

developed recommendations with regard to executive compensation structures based on targeting a competitive level of pay as measured against the peer group of companies that were reviewed and approved by our compensation committee and board of directors;

•

in 2007, established a practice, in accordance with the rules of the New York Stock Exchange, of determining evaluation criteria and reviewing the performance and determining the compensation earned, paid or awarded to our chief executive officer independent of input from him; and

•

in 2007, established a policy, in accordance with the rules of the New York Stock Exchange, to review on an annual basis the performance of our other executive officers with assistance from our chief executive officer and determining what we believe to be appropriate total compensation based on competitive levels as measured against our peer group.

Participation of Management in Compensation Decisions

The compensation committee directs management, including the chief executive officer, to prepare reports and recommendations for the review, discussion, modification and final approval by the board of directors or the compensation committee with respect to various aspects of our named executive officers’ total compensation. The board of directors and compensation committee believe, for example, that the named executive officers have greater day-to-day insight into the key metrics on which company performance should be evaluated and the individual day-to-day performance of each named executive officer. Consequently, the board of directors and compensation committee asks the named executive officers to prepare recommendations with respect to appropriate qualitative and quantitative criteria on which our named executive officers’ performance might be based. Similarly, our chief executive officer is in a unique position to be aware of and to comment upon the individual performance of the other named executive officers. Consequently, the board of directors and compensation committee receive reports and recommendations from the chief executive officer with respect to individual performance and related compensation decisions. Additionally, our independent compensation consultant has interviewed both members of the board of directors and compensation committee and certain of our named executive officers to assist the board of directors and compensation committee in developing compensation priorities and policies. Finally, our chief executive officer or other named executive officers may actively participate in the negotiations of the terms of employment for individuals who may in the future become named executive officers, subject to the approval of the compensation committee or board of directors.

The reports and recommendations provided by the named executive officers, including the chief executive officer, at the request of the board of directors or compensation committee, are among the resources that the board of directors and compensation committee may use in discharging their duties with respect to reviewing and setting named executive officer compensation. Other resources that our board of directors and compensation committee may rely upon include their respective experience, recommendations of the independent compensation consultant, the deliberative process of the board of directors and compensation committee, and any other resources that the board of directors or compensation committee may determine are relevant. Once the board of directors or compensation committee believes that it has the information necessary to conduct its deliberations, they conduct these deliberations without further input of the named executive officers when discussing the chief executive officer’s compensation, and may include the chief executive officer in deliberations regarding the remaining named executive officers’ compensation.

Once the board of directors or the compensation committee has made compensation decisions with respect to named executive officer compensation, neither the chief executive officer nor any other named executive officer has any discretion or authority to increase or decrease the approved compensation, whether in the form of base salary, bonus, equity award or benefits.

Competitive Market Review

We compete with many other technology companies in seeking to attract and retain a skilled workforce and aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we compete for a pool of talent that is highly sought after by both large and established technology companies and earlier stage companies, including on-demand software and customer relationship management/enterprise software companies and other companies seeking similar skill sets in our geographic area, and in some cases nationally and internationally. Established organizations in our industry seek to recruit top talent from emerging companies in the sector just as smaller organizations look to attract and retain the best talent from the industry as a whole. The competition for technical, sales, finance and administration, marketing and customer support personnel is intense across the technology sector and we expect it to remain so for the foreseeable future.

We believe that we have competitive advantages in our ability to offer significant upside potential through equity awards. Nonetheless, we must offer competitive cash compensation levels that satisfy the day-to-day financial requirements of our employees through competitive base salaries and cash bonuses. We also compete for key personnel on the basis of our vision of future success, the excellence of our technical and management personnel, our culture and company values and the cohesiveness and productivity of our teams. To succeed in attracting top executives, we draw upon and access surveys presented by PM&P, as well as other nationally recognized surveys to ensure we remain current on compensation trends. Our management and compensation committee review data that analyzes various cross-sections of our industry, including on-demand software services companies, customer relationship management companies, accounting software companies and information technology companies generally.

Market Comparisons: How We Define Our Market and How We Use Market Compensation Data

During 2007, PM&P conducted an executive total compensation review for us that compared our executives’ total compensation levels to those of other executives at our peer companies. PM&P worked directly with our compensation committee in 2007 to interpret the results of the review, make certain specific and general recommendations and assist in setting total compensation levels for our named executive officers. In 2007, we made significant changes to our compensation program in anticipation of a public offering of our securities with the goal of providing compensation that is competitive with our public company peers.

Defining the Market

In 2007, in anticipation of becoming a public company, we discontinued review of private company surveys and used two public company market references to compare our total compensation practices for our executives and levels to those in the market:

•	Publicly-Held Companies Surveys. Two private surveys of Executive Compensation in the technology industry; and Watson Wyatt 2006/2007 Top Management Compensation Survey; and

•

Select Peer Group. Publicly available data for a group of nine publicly-traded on-demand software-as-a-service companies with revenues similar to ours: Blackbaud, Inc., Concur Technologies, Inc., Kenexa Corp., Phase Forward Incorporated, RightNow Technologies, Inc., salesforce.com, inc., The Ultimate Software Group, Inc., Unica Corporation and Visual Sciences, Inc. (formerly known as Websidestory, Inc.).

We intend to review the Select Peer Group annually and anticipate that for fiscal 2008 and beyond additional peer companies will be included and others will be deleted based upon the size, geographical location and other factors that the compensation committee may deem relevant.

Determining Market Levels and Impact on Compensation Decisions

Our compensation program seeks to provide competitive total compensation to each of our named executive officers while taking into account the unique requirements and skills of each of our named executive officers. Our board of directors and compensation committee, with assistance from our compensation consultant, compares our practices and levels by each compensation component, by target annual cash compensation, which includes base salary and target annual bonus, and by total direct compensation, including base salary, target annual bonus and annual equity compensation components. The purpose of this analysis is to determine whether the compensation offered to each named executive officer, both in its totality and with respect to each of the constituent components, is competitive with the applicable market comparables that we have reviewed for the corresponding period. We generally consider compensation to be competitive for our executive officers if it falls within the 50th to 75th percentile of compensation offered by the applicable market comparables. Where total compensation or a specific component of compensation is not within this range, the board of directors has in the past and the compensation committee will in the future use the competitive data as a factor for its compensation determination, but may also take into account factors specific to a named executive officer in making its final compensation decisions, including each named executive officer’s position and functional role, seniority, performance and overall level of responsibility.

Total Compensation in 2007

In May 2007, our compensation committee, in consultation with PM&P, conducted a review of executive compensation, comparing our executives’ total target compensation levels to those of other executives at our peer public companies and other technology industry public companies as a whole, as reported in public company surveys. In light of our plans to become a public company in 2007, compensation at comparable private companies was not included in the analysis for 2007. As a result of this review and taking into account our growth strategy and business plan, in May 2007, the compensation committee approved modifications to certain of our named executive officers’ total target cash compensation to move such targets to approximately the 50th percentile of comparable public companies, with the exception of Mr. Mansfield, whose base salary was set between the 25th and 50th percentile of comparable public companies, but whose total target cash compensation was set between the 50th and 75th percentile of comparable public companies. Increases to total cash compensation were primarily effected through increases in bonus potential for our named executive officers. These adjustments were made effective as of July 1, 2007. Long-term equity compensation was adjusted in June 2007; as a result, our named executive officers’ long-term equity compensation in 2007 generally was in the 50th to 75th percentile for comparable public companies. We considered a variety of factors when determining the 2007 awards, including the fact that our named executive officers had not received awards since 2005, the percentage of equity awards granted to all employees that is typically awarded to the executive team, and generally larger, one-time awards in contemplation of our public offering. As a result of previous grants of equity compensation and our executives’ relatively long tenure, our named executive officers’ overall percentage ownership of the company is generally at or above the median for comparable public companies.

Components of our Compensation Program

Our compensation program consists of four components: base salary; cash incentive bonuses; equity-based incentives; and benefits, including severance/termination protection. We chose to build our executive compensation program around each of the above elements because we believe that each individual component is useful in achieving one or more of the objectives of our program and we believe that, together, they have been and will continue to be effective in achieving our overall objectives. We utilize short-term compensation, including base salary increases and cash bonuses, to motivate and reward our key executives in accordance with our “performance-based pay” philosophy. Our compensation committee has established a program to set and refine management objectives and to measure performance against those objectives. We are in the process of implementing and systematizing an annual review process, with the objective of measuring and providing feedback on individual performance as it relates to the goals we wish to achieve for the company as a whole and the employee individually, including various combinations of the following factors:

•	overall financial performance;

•	overall customer retention and satisfaction;

•	overall and functional unit expense controls;

•	achievement of objectives established during the prior review;

•	assessment of professional effectiveness, consisting of a portfolio of competencies that include leadership, commitment, creativity and team accomplishment; and

•	knowledge, skills and attitude, focusing on capabilities, capacity and willingness to learn.

Our compensation program seeks to balance each named executive officer’s focus on company goals and individual performance. Base salaries, bonus potential and equity awards are set based on a combination of corporate objectives and individual performance. Historically, bonus achievement has focused on corporate objectives and has not been tied to individual performance, although in 2007 and going forward, part of the bonus criterion included an individual performance component.

We utilize equity-based incentives to align the interests of our senior executives with those of our stockholders and to promote a longer term performance perspective and progress toward achieving our long-term strategy. Total equity ownership for our named executive officers is reviewed at least annually.

Finally, we use benefits, including severance and termination protection, as a means of retaining our employees and reducing the degree to which the possible loss of employment might affect our executives’ willingness to take risks and/or enter into strategic relationships and transactions that, while potentially beneficial to our stockholders, might result in the termination of the executive’s employment.

Our executives’ total compensation may vary significantly year to year based on company, functional area and individual performance. Further, the value of equity awards made to our senior executives will vary based on our stock price performance.

Weighting of Elements in our Compensation Program

The use and weight of each compensation element is based on a subjective determination by the compensation committee of the importance of each element in meeting our overall objectives. In general, we seek to put a significant amount of each executive’s total potential compensation “at risk” based on corporate and individual performance. As a result, compensation paid in the form of base salary and benefits represented less than half of each continuing executive’s potential total compensation at target performance levels for 2007. We believe that, as is common in the technology sector, equity-based awards are a significant compensation-related motivator in attracting and retaining employees and that salary and bonus levels are, in many instances, secondary considerations to many employees, particularly at the executive and managerial levels.

Base Salary. Base salary will typically be used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, as well as then prevailing market conditions. In 2007, the compensation committee reviewed the base salaries of our executive officers focusing solely on comparable public companies in comparing base salary to the competitive market, which was defined by both survey data and specific industry peers identified by the compensation committee and compensation consultant. Based on that review, the compensation committee increased base salaries for Messrs. Nelson, Goldberg and McGeever, so that they were generally positioned around the median of the compensation amounts provided to executives at comparable companies. These changes in base salary were effective as of January 1, 2007 for Mr. McGeever and July 1, 2007 for Messrs. Nelson and Goldberg. At the beginning of 2008, the compensation committee reviewed the base salaries of our named executive officers and determined that some additional increases were warranted in order to bring the base salaries of Messrs. Mansfield and McGeever more in line with the 50th percentile of applicable public company comparables. Based on that review, the compensation committee increased the base salaries for Messrs. Mansfield and McGeever by approximately 25% and 6.4%, respectively. The increases in base salaries were effective as of January 1, 2008.

The base salary of our named executive officers will be generally reviewed on an annual basis and adjustments may be made to reflect performance-based factors, as well as competitive conditions. We have not and will not apply specific formulas to determine increases. We have, however, in the past referred to private and public company surveys, as well as data for our public company peers and may in the future continue to compare our base salary against those public companies we consider to be appropriate market comparables. Where it is determined that our base salary is not competitive, market data may inform, but will not be the sole basis for, decisions to adjust base salary. The compensation committee expects to review executive salaries in April or May of each year, with any adjustments generally to be effective July 1.

Bonuses. Performance bonuses are paid in cash to our named executive officers and are based on the achievement of objectives, which are determined by the compensation committee. These objectives may change from year to year as the Company continues to evolve and different priorities are established, but remain subject to the review and approval of the compensation committee. Bonuses paid under our bonus programs are based on a thorough quantitative and qualitative review of relevant facts and circumstances relative to performance objectives determined in advance.

For 2007, the compensation committee approved the 2007 Executive Bonus Plan (the “2007 Bonus Plan”) which consisted of two types of performance components: a company performance component and an individual performance component. The company performance component consists of three core company performance objectives: a revenue target, a bookings target and an operating income or loss target. Each executive’s quarterly incentive compensation is based on achievement against one, two or three of these company performance objectives which is allocated differently based on the executive’s role. Incentive compensation is paid based on the sum of percentage achievement against each of the corporate goals. We see this approach to our incentive compensation as an integral part of our culture of collaborative, team-oriented management. The second component to the bonus program is an individual performance component. Specific individual goals were identified for each executive at the beginning of the year and achievement against those individual goals were reviewed and evaluated by the compensation committee at the end of the fiscal year. Evaluation of individual performance will often include some level of discretion. The board of directors and compensation committee retain the ability to increase or decrease bonus awards, and to make additional awards. For 2007, Mr. McGeever, our chief financial officer, was not paid his individualized MBO portion of his bonus under the 2007 Bonus Plan.

However, in reviewing Mr. McGeever’s performance for 2007, the compensation committee approved a discretionary bonus in the amount of $23,750, an amount equal to what his individual performance component would have been under the 2007 Bonus Plan. This discretionary bonus rewarded Mr. McGeever’s efforts and performance during 2007, including his efforts in strengthening the finance organization in preparation for the Company’s initial public offering, his performance on matters relating to the initial public offering such as the preparation of the Form S-1 and the completion of the audits for fiscal years ended December 31, 2004, 2005 and 2006 and the successful completion of the initial public offering in December 2007. Other than the discretionary bonus awarded to Mr. McGeever, there was no increase or decrease to the bonus awards or targets for any of the named executive officers in 2007. Neither the Chief Executive Officer nor any other named executive officer has the authority to modify the bonus determinations of the board of directors or compensation committee.

Under the 2007 Bonus Plan, percentages of the target bonus tied to each of the corporate objectives (revenue, bookings and operating income/(loss)) and the individual objectives were as follows:

Named Executive Officer	Revenue	New Bookings	Operating Income/ (Loss)	Individualized MBO’s
Zachary Nelson(1)	25%	25%	25%	25%
Evan Goldberg(1)	25%	25%	25%	25%
James McGeever(1)	25%	25%	25%	25%
Dean Mansfield(2)	25%	50%	0%	25%
Tim Dilley(3)	25%	0%	0%	75%

(1)	Based on their roles and positions, Messrs. Nelson, Goldberg and McGeever each received equal weighting for each of the three corporate performance objectives.

(2)	The allocation for Mr. Mansfield was more heavily weighted on the New Bookings and Revenue targets in order to align his interests in driving revenue growth for the Company in his role as the President, Worldwide Sales and Distribution.

(3)	The allocation for Mr. Dilley was more heavily weighted on his individualized MBO objectives in order to incentivize Mr. Dilley to focus on building out the services organization and driving the execution of our operating plan.

Each of the corporate objectives are determined and paid out quarterly and the individualized MBO component is paid out annually. Bonus objectives for 2007 were set to be challenging, but achievable if the Company achieved its financial plan for the year. Payouts under the 2007 Bonus Plan were also subject to the following thresholds and caps:

Revenue Target: With respect to the Revenue objective, the minimum threshold measure was achievement of 95% of NetSuite’s 2007 revenue outlook calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). If the initial threshold of at least 95% of the 2007 Revenue outlook was achieved, then there would be a minimum funding of 50% of the revenue target bonus. Once the minimum threshold was achieved, then the bonus amount would increase linearly upon achievement of up to 105% of the 2007 Revenue outlook and each executive could earn a bonus of up to 150% of his target bonus for an achievement of 105% or greater of the Revenue objective. For 2007, our actual achievement against each of our quarterly Revenue objectives resulted in the following achievement levels (shown as a percentage of quarterly revenue targets): 119% in the first quarter, 114% in the second quarter, 116% in the third quarter and 125% in the fourth quarter.

New Bookings Target: The New Bookings objective was based on achievement of target new bookings set forth in the operating plan. The minimum threshold measure was achievement of 88.9% of plan and was capped at achievement of 121.6% of plan. Actual payouts for the New Bookings objective were calculated pursuant to individual percentage formulas assigned to each executive. If the minimum threshold was achieved, each executive would be entitled to a bonus equal to a unique percentage of the New Bookings and such percentage increased as the level of New Bookings increased. For 2007, our actual achievement against each of our quarterly New Bookings objectives resulted in the following achievement levels (shown as a percentage of quarterly new bookings targets): 104% in the first quarter, 106% in the second quarter, 109% in the third quarter and 112% in the fourth quarter.

Operating Income/(Loss)Target: The Operating Income/(Loss) objective was based on achievement of quarterly operating income/(loss) targets set forth in the operating plan. These targets were an all or nothing payout. We would have to exceed the operating income/(loss) target in order to achieve payout under this portion of the bonus plan. There was no additional bonus payout for overachievement of the operating income/(loss) target. For 2007, we achieved our Operating Income/Loss targets for each of the first three fiscal quarters in 2007 and received 100% payout for each of those quarters, however, we did not achieve the Operating Income/(Loss) target for the fourth quarter of 2007 and therefore no fourth quarter payout was made.

The target and actual bonus amounts for 2007 for our named executive officers were as follows:

Named Executive Officer	Base Salary ($)	Target Bonus ($)	Total Bonus Actually Paid ($)	Annual Target as Percentage of Base Salary (%)	Bonuses Actually Paid as Percentage of Base Salary(%)
Zachary Nelson(1)	375,000	225,000	294,954	60.0%	78.6%
Evan Goldberg	375,000	125,000	163,849	33.3	43.7
James McGeever(2)	235,000	95,000	100,824	40.4	42.9
Dean Mansfield(3)	200,000	200,000	427,454	100.0	214.0
Tim Dilley(4)	250,000	50,000	50,939	20.0	20.4

(1)	As our President and Chief Executive Officer, in order to set Mr. Nelson’s target bonus at a competitive level as measured against his public company peers, the compensation committee set a higher target bonus (as a percentage of base salary) for Mr. Nelson than the other named executive officers (other than Mr. Mansfield as described in footnote 3 below).

(2)	In addition to the bonus payments made under the 2007 Bonus Plan, Mr. McGeever also received a discretionary bonus in the amount of $23,750 as further described above for his performance and efforts in the planning, preparation and completion of the Company’s initial public offering.

(3)	As the head of our sales organization and in order to target his bonus at a competitive level of pay as measured against his public company peers, the compensation committee set Mr. Mansfield’s target bonus equal to 100% of his base salary. In addition, 50% of Mr. Mansfield’s target bonus was allocated on the new bookings target and 25% was allocated to the revenue target, both of which provided for additional bonus payments in the event of overachievement. None of Mr. Mansfield’s target bonus was allocated to the operating income/(loss) target which did not provide any additional payment for overachievement. Since his target bonus was more heavily weighted on those objectives which paid out for overachievement, Mr. Mansfield’s actual bonus paid in 2007 was significantly higher that the other executive officers who had a lesser percentage of their target bonuses tied to such objectives.

(4)	Mr. Dilley’s target bonus as a percentage of base salary was significantly less then the other named executive officers and his bonus was more focused on individual objectives which were not subject to overachievement.

In fiscal 2007, achievement of our corporate goals yielded a funding level on an annualized basis in excess of 100% of the target bonus for each of our executive officers because our financial and operating performance significantly exceeded the quarterly and annual performance goals set by the compensation committee. The Company’s strong financial performance included revenue growth of 62% year over year, and an increase in our cash flow from operations.

Equity-based incentives. We believe that strong long-term corporate performance is achieved with a corporate culture that encourages a long-term outlook by our named executive officers through the use of stock-based awards.

We have two equity plans—the 1999 Stock Plan and the 2007 Equity Incentive Plan. Prior to our IPO, we granted equity awards under our 1999 Stock Plan. In connection with our IPO, the board of directors adopted the 2007 Equity Incentive Plan which permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards. Our equity incentive plans have been established to provide certain of our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Our compensation committee grants equity awards to executives to enable them to participate in the long-term appreciation of our stock’s value, while reducing or eliminating the economic benefit of such awards in the event our stock does not perform well. Once an equity award has been approved by the board of directors or compensation committee, neither the chief executive officer nor the board of directors or compensation committee retains any discretion to modify the number of shares awarded, though the compensation committee or board of directors in the past has from time to time approved, and may in the future approve, modifications to vesting schedules. Additionally, equity compensation provides an important retention tool for key executives to the extent that stock options and other equity awards are subject to vesting over an extended period of time and provide for only a limited exercise period following termination of employment.

Our board of directors has considered adopting stock ownership guidelines but has decided not to adopt stock ownership guidelines at this time and will continue to review whether to adopt such guidelines on an annual basis. The compensation committee has not established equity ranges for specified categories of executive officers.

In general, our executive officers receive an initial option grant when they first join us and then receive an annual equity award each year thereafter. The initial grant, with limited exceptions, vests over a four-year period with 25% vesting after the first 12 months of service and the remainder vesting ratably each month thereafter. The annual grant may be granted in full at one time on an annual basis or may be granted in two installments either at the beginning or end of the year and at mid-year. These annual grants are generally subject to vesting based on the executive’s continued service with us but not subject to performance vesting criteria. Annual grants generally vest over a four-year period and vest ratably each month subject to continued service through each vesting date. All options are granted at the fair market value on the date of grant. In 2008, our compensation committee is also considering alternative forms of equity that are permitted under the 2007 Equity Incentive Plan (or any successor plan), such as performance shares, restricted stock units or restricted stock awards, and alternative vesting strategies based on the achievement of milestones.

The size and terms of the initial option grant made to each named executive officer upon joining the company are primarily based on competitive conditions applicable to the named executive officer’s specific position. In addition, the compensation committee considers the number of options owned by other executives in comparable positions within our company using a blended model that considers options awarded as a percentage of shares outstanding and the aggregate value for each option grant.

In an effort to increase the executive officers’ equity holdings in the Company to further align management’s incentives with the long-term interest of stockholders, in June 2007, the compensation committee approved the following options to purchase the aggregate number of shares to our named executive officers with an exercise price equal to the fair market value of an underlying share of common stock on the grant date (the “2007 Refresh Grants”):

Named Executive Officer	Shares
Zachary Nelson	250,000
Evan Goldberg	250,000
James McGeever	100,000
Timothy Dilley	75,000
Dean Mansfield	100,000

The 2007 Refresh Grants were granted in separate traunches: 50% were granted in June 2007 (the “June Grants”) and 50% were granted in proximity to the Company’s initial public offering (the “December Grants”). Given the delay in the expected timing of the Company’s initial public offering, the compensation committee granted 75% of the December Grants on December 12, 2007, prior to the commencement of the roadshow for the Company’s initial public offering, and the remaining 25% of the December Grants were granted on December 19, 2007, the date of the Company’s initial public offering. Based on various factors, including in recognition of their contributions to the Company’s continued growth, the fact that we had not made grants to our executive officers since 2005 and the potential accounting impact associated with such grants, the June Grants made to Messrs. McGeever, Mansfield and Dilley were fully vested when issued. Because Messrs. McGeever, Mansfield and Dilley had each received fully vested options in June 2007, the compensation committee elected to delay vesting for the December Grants to Messrs. McGeever, Mansfield and Dilley so that no shares would vest in the first year and the option would begin vesting in the second year in equal monthly installments over the next three years. The options to Messrs. Nelson and Goldberg under the June Grants vest monthly over four years and the options under the December Grants vest monthly over three years.

In June 2007, the compensation committee also reviewed the variable accounting charges that would apply to the continued vesting on certain stock options granted to Messrs. Nelson and Goldberg on May 17, 2005 (“May 2005 Grants”). The compensation committee reviewed each of Messrs. Nelson’s and Goldberg’s unvested stock option positions, considered the impact acceleration of vesting on certain unvested options would have on their long-term retention and discussed the related accounting charges associated with the vesting of these shares if the vesting schedules remained unchanged. Based on their review of these various factors and the potential accounting impact these unvested options would have on our financial statements, the compensation committee decided to accelerate the vesting of remaining unvested shares subject to the May 2005 Grants made to Messrs. Nelson and Goldberg.

We use a number of methodologies to make external comparisons when we set the number of options to be granted to each named executive officer. On an individual basis, we compare the fair value of the grant to those made to executives at peer companies using a Black-Scholes valuation for equity awards that is generally consistent with SFAS 123(R) with certain adjustments, and the number of option shares granted by position as a percentage of total common shares outstanding. We believe these comparisons provide important additional context for comparing the competitiveness of our equity-based compensation practices versus the market.

The annual equity awards we make to our named executive officers will be driven by our performance over time, our named executive officers’ ability to impact our results that drive stockholder value, their organization level, their potential to take on roles of increasing responsibility and competitive equity award levels for similar positions and organization levels in comparable companies.

Our compensation committee intends to grant options for new hires on a quarterly basis during the second month or beginning of the third month of each quarter, but no earlier than three trading days after earnings have been announced for the prior quarter. All equity awards to our employees, including named executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, with the exercise price equal to the fair market value on the grant date based on the valuation determined by our board of directors.

Benefits. We provide the following benefits to our U.S.-based named executive officers, generally on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	a 401(k) plan (U.S.-based employees only);

•	employee assistance plan;

•	short- and long-term disability, accidental death and dismemberment; and

•	medical and dependant care flexible spending account (U.S.-based employees only).

We believe these benefits are consistent with those offered by companies with which we compete for employees.

Severance Compensation and Termination Protection. Based upon the recommendation of our independent compensation consultant and review of comparable market data, the compensation committee has approved severance and change of control agreements with each of our named executive officers. The compensation committee believes that change of control vesting and severance benefits could serve to minimize the distraction caused by a potential transaction and reduce the risk that an executive officer would depart the company before a transaction is consummated. We believe that a pre-existing plan will allow our executive officers to focus on continuing normal business operations and on the success of a potential business combination, rather than focusing on alternative employment. We also believe that providing similar change of control benefits to all of our named executive officers will provide an appropriate level of consistency among the named executive officers so that all of their interests would be aligned during a potential business combination. Severance payments and benefits are provided only upon termination following a change of control so that a potential acquirer who wishes to retain a named executive officer during a transition period or over the long term would have an opportunity to do so.

Additional details regarding the severance payments and benefits payable to our named executive officers, including estimates of amounts payable upon termination, are disclosed in the section titled “Employment Contracts and Change of Control Arrangements” contained in this proxy statement.

Accounting and Tax Considerations

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our chief executive officer and to certain other highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted options that we believe met those requirements. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

We, the compensation committee of the board of directors of NetSuite Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NetSuite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

THE COMPENSATION COMMITTEE

Deborah Farrington (Chair)

Keith Grinstein

Kevin Thompson

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers during our year ended December 31, 2007. We refer to these executive officers as our “named executive officers.”

Name and Principal Position		Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Zachary Nelson	2007	337,500	—	2,515,388	—	294,954	4,155	(3)	3,151,997
President, Chief	2006	300,000	—	—	—	143,000	12,591	(4)	455,591
Executive Officer and Director

Evan Goldberg	2007	362,500	—	8,553,250	—	163,849	3,960	(5)	9,083,559
Chairman of the Board	2006	350,000	—	—	—	37,280	27,086	(6)	414,366
and Chief Technology Officer

James McGeever Chief Financial Officer	2007	235,000	—	311,327	23,750	100,824	5,495	(7)	676,396
	2006	199,500	—	—	—	60,000	6,535	(8)	266,035

Timothy Dilley	2007	245,954	76,168	416,601	—	50,939	360	(9)	790,022
Executive Vice	2006	1,302	—	—	—	105,000	12	(10)	106,314
President, Services

Dean Mansfield	2007	200,000	—	308,882	—	427,454	20,400	(11)	956,736
President, Worldwide	2006	200,000	—	—	—	374,621	20,400	(11)	595,021
Sales and Distribution

(1)	The amounts in these columns represent the dollar amount recognized for financial statement purposes in 2007, computed in accordance with APB No. 25 and FAS 123(R). See Note 7 of the notes to our consolidated financial statements contained in our 2007 Annual Report on Form 10-K filed on March 26, 2008 for a discussion of all assumptions made by us in determining the APB No. 25 and FAS 123(R) values of equity awards.

(2)	The amounts in this column represent total performance-based bonuses earned for services rendered during 2006 and 2007 under our 2006 Executive Bonus Plan and 2007 Executive Bonus Plan for all named executive officers.

(3)	Comprised of $3,570 of 401(k) matching and $585 of life insurance premiums.

(4)	Comprised of $8,571 related to the difference in interest for loans from us to Mr. Nelson calculated at fair market rates of interest versus the actual interest rates on the loan, $3,570 of 401(k) matching and $450 of life insurance premiums.

(5)	Comprised of $3,570 of 401(k) matching and $390 of life insurance premiums.

(6)	Comprised of $22,274 related to the difference in interest for loans from us to Mr. Goldberg calculated at fair market rates of interest versus the actual interest rates on the loan, $4,452 related to the difference in interest for a loan from an affiliate of ours to Mr. Goldberg calculated at a fair market rate of interest versus the actual rate on the loan and $360 of life insurance premiums.

(7)	Comprised of $3,570 of 401(k) matching, $1,725 for opting out of the Company’s medical plan and $200 of life insurance premiums.

(8)	Comprised of $3,570 of 401(k) matching, $2,400 for opting out of the Company’s medical plan, $404 related to the difference in interest for a loan from us to Mr. McGeever calculated at a fair market rate of interest versus the actual interest rate on the loan and $161 for life insurance premiums.

(9)	Comprised of $360 of life insurance premiums.

(10)	Comprised of $12 of life insurance premiums.

(11)	Represents payment for a car allowance.

Grants of Plan-Based Awards in Fiscal 2007

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal 2007. For more information, please refer to “Compensation Disclosure and Analysis.”

Name	Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Actual Payouts Under Non- Equity Incentive Plan Awards ($)(2)	All Other Stock Awards: Number of Securities Underlying Options (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
Zachary Nelson	Option	12/19/07	—	—	—	—	—		31,250	26.00	444,203
	Option	12/12/07	—	—	—	—	—		93,750	14.50	1,089,797
	Option	6/28/07	—	—	—	—	—		125,000	12.40	831,807
	Bonus	N/A	78,143	225,000	321,351	294,924	—		—	—	—

Evan Goldberg	Option	12/19/07	—	—	—	—	—		31,250	26.00	444,203
	Option	12/12/07	—	—	—	—	—		93,750	14.50	1,089,797
	Option	6/28/07	—	—	—	—	—		125,000	12.40	831,800
	Bonus	N/A	43,413	125,000	178,509	163,849	—		—	—	—

James McGeever(4)	Option	12/19/07	—	—	—	—	—		12,500	26.00	180,894
	Option	12/12/07	—	—	—	—	—		37,500	14.50	441,930
	Option	6/28/07	—	—	—	—	—		50,000	12.40	303,140
	Bonus	N/A	32,994	95,000	135,726	100,812	—		—	—	—

Timothy Dilley	RSA	1/2/07	—	—	—	—	25,000	(5)	—	0.20	270,000
	Option	12/19/07	—	—	—	—	—		9,375	26.00	135,670
	Option	12/12/07	—	—	—	—	—		28,125	14.50	331,448
	Option	6/28/07	—	—	—	—	—		37,500	12.40	227,361
	Option	1/2/07	—	—	—	—	—		100,000	7.00	742,800
	Bonus	N/A	6,250	50,000	56,250	50,938	—		—	—	—

Dean Mansfield	Option	12/19/07	—	—	—	—	—		12,500	26.00	180,894
	Option	12/12/07	—	—	—	—	—		37,500	14.50	441,930
	Option	6/28/07	—	—	—	—	—		50,000	12.40	303,140
	Bonus	N/A	113,920	200,000	467,529	427,351	—		—	—	—

(1)	See the “Bonus” section under the section titled “—Compensation Discussion and Analysis” for a discussion of the thresholds and caps for bonus payments under the 2007 Executive Bonus Plan.

(2)	The amounts in this column reflect the actual payouts made under the 2007 Executive Bonus Plan. The total payout is also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal 2007.

(3)	Amounts in this column represent the market value of stock options and restricted stock awards, calculated in accordance with FAS 123R. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For restricted stock awards, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share purchase price by (y) the number of units awarded.

(4)	In addition to the non-equity incentive plan awards set forth in this table, Mr. McGeever also received a discretionary bonus in the amount of $23,750 in recognition of his performance and efforts in the planning, preparation and completion of our initial public offering.

(5)

This is a restricted stock award. The restricted stock award is subject to a right of repurchase by us which right lapsed as to 25% of the shares on November 15, 2007. The remaining 75% shall be released every November 15th over the next three years subject to continued service with us.

Outstanding Equity Awards at December 31, 2007

The following table presents certain information concerning outstanding equity awards held by each of our named executive officers at December 31, 2007. Values in this table are calculated based on the closing price per share of our common stock on December 31, 2007, which was $39.18.

	Option Awards										Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Awards: Number of Securities Underlying Unexercised Options (#) That Have Not Vested		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Zachary Nelson	2/26/03	19,783	(1)	—		—		1.40	2/26/2013
	1/28/04	244,507	(2)	—		16,300		1.50	1/28/2014
	12/30/05	100,000	(3)	—		75,000		5.00	12/30/2015
	6/28/07	125,000	(4)	—		109,376		12.40	6/28/2017
	12/12/07	93,750	(5)	—		93,750		14.50	12/12/2017
	12/19/07	—		31,250	(6)	31,250		26.00	12/19/2017

	Total:	583,041		31,250		325,676

Evan Goldberg	2/26/03	135,200	(7)	—		—		1.40	2/26/2013
	1/28/04	891,147	(8)	—		27,848		1.50	1/28/2014
	12/20/05	100,000	(9)	—		75,000		5.00	12/30/2015
	6/28/07	125,000	(10)	—		109,375		12.40	6/28/2017
	12/12/07	93,750	(11)	—		93,750		14.50	12/12/2017
	12/19/07	—		31,250	(12)	31,250		26.00	12/19/2017

	Total:	1,345,097		31,250		337,223

James McGeever	2/26/03	2,531	(13)	—		—		0.60	2/26/2013
	12/30/05	67,500	(14)	—		50,625		5.00	12/.30/2015
	6/28/07	50,000	(15)	—		—		12.40	6/28/2017
	12/12/07	37,500	(16)	—		37,500		14.50	12/12/2017
	12/19/07	—		12,500		12,500	(17)	26.00	12/19/2017

	Total:	157,531		12,500		100,625

	Option Awards									Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy Dilley	1/2/07	100,000	(18)	—		100,000	7.00	1/2/2017
									1/2/07	18,750	(19)	734,625
	6/28/07	37,500	(20)	—		—	12.40	6/28/2017
	12/12/07	28,125	(21)	—		28,125	14.50	12/12/07
	12/19/07	—		9,375	(22)	9,375	26.00	12/19/07

	Total:	165,626		9,375		137,500				18,750

Dean Mansfield	1/28/04	7,000	(23)	—		146	0.70	1/28/2014
	7/13/04	50,000	(24)	—		7,292	0.70	7/13/2015
	5/17/05	175,000	(25)	—		60,714	1.00	5/17/2015
	12/30/05	300,000	(26)	—		225,000	5.00	12/30/2015
	6/28/07	50,000	(27)	—		—	12.40	6/28/2017
	12/12/07	37,500	(28)	—		37,500	14.50	12/12/2017
	12/19/07	—		12,500	(29)	12,500	26.00	12/19/2017

	Total:	619,500		12,500		343,152

(1)	The shares subject to these options have fully vested. Pursuant to the terms of an amendment to the applicable stock option agreement, on December 3, 2007, Mr. Nelson voluntarily agreed to increase the exercise price for each unexercised share underlying this option from $0.60 to $1.40. As a result of this modification, the unexercised portion of the option ceased to be subject to variable accounting.

(2)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48 th of the shares of the underlying common stock. As of December 31, 2007, 228,207 shares were fully vested and 16,300 shares will vest ratably over the remainder of the vesting period, subject to continued service with us. Pursuant to the terms of an amendment to the applicable stock option agreement, on December 3, 2007, Mr. Nelson voluntarily agreed to increase the exercise price for each unexercised share underlying this option from $0.70 to $1.50. As a result of this modification, the unexercised portion of the option ceased to be subject to variable accounting.

(3)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96 th of the shares of the underlying common stock. As of December 31, 2007, 25,000 shares were fully vested and 75,000 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(4)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48 th of the shares of the underlying common stock. As of December 31, 2007, 15,625 shares were fully vested and 109,376 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(5)

The option is subject to an early exercise provision and is immediately exercisable. 1/48th of the shares subject to the option shall vest on January 12, 2008, and 1/48th of the shares shall vest monthly thereafter. As of December 31, 2007, 0 shares were fully vested and 93,750 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(6)

1/36th of the shares subject to the option shall vest on January 19, 2009, and 1/36th of the shares shall vest monthly thereafter. As of December 31, 2007, 0 shares were fully vested and 31,250 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(7)	The shares subject to these options have fully vested. Pursuant to the terms of an amendment to the applicable stock option agreement, on December 3, 2007, Mr. Goldberg voluntarily agreed to increase the exercise price for each unexercised share underlying this option from $0.60 to $1.40. As a result of this modification, the unexercised portion of the option ceased to be subject to variable accounting.

(8)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48 th of the shares of the underlying common stock. As of December 31, 2007, 863,299 shares were fully vested and 27,848 shares will vest ratably over the remainder of the vesting period, subject to continued service with us. Pursuant to the terms of an amendment to the applicable stock option agreement, on December 3, 2007, Mr. Goldberg voluntarily agreed to increase the exercise price for each unexercised share underlying this option from $0.70 to $1.50. As a result of this modification, the unexercised portion of the option ceased to be subject to variable accounting.

(9)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96 th of the shares of the underlying common stock. As of December 31, 2007, 25,000 shares were fully vested and 75,000 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(10)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48 th of the shares of the underlying common stock. As of December 31, 2007, 15,625 shares were fully vested and 109,375 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(11)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48 th of the shares of the underlying common stock. As of December 31, 2007, 0 shares were fully vested and 93,750 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(12)

1/36th of the shares subject to the option shall vest on January 19, 2009, and 1/36th of the shares shall vest monthly thereafter. As of December 31, 2007, 0 shares were fully vested and 31,250 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(13)	The shares subject to these options have fully vested.

(14)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96 th of the shares of the underlying common stock. As of December 31, 2006, 16,875 shares were fully vested and 50,625 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(15)	The shares subject to these options have fully vested.

(16)

The option is subject to an early exercise provision and is immediately exercisable. 1/36th of the shares subject to the option shall vest on January 12, 2009, and 1/48th of the shares shall vest monthly thereafter. As of December 31, 2007, 0 shares were fully vested and 37,500 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(17)

1/36th of the shares subject to the option shall vest on January 19, 2009, and 1/36th of the shares shall vest monthly thereafter. As of December 31, 2007, 0 shares were fully vested and 12,500 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(18)

The option is subject to an early exercise provision and is immediately exercisable. 1/4th of the shares subject to the option vested on January 2, 2008 and 1/48th of the shares shall vest monthly thereafter. As of December 31, 2007, 0 shares were fully vested and 100,000 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(19)

This is a restricted stock award. The restricted stock award is subject to a right of repurchase by us which right lapsed as to 25% of the shares on November 15, 2007. The remaining 75% shall be released every November 15th over the next three years based on continued service with us. As of December 31, 2007, 6,250 shares were fully vested and 18,750 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(20)	The shares subject to these options have fully vested.

(21)

The option is subject to an early exercise provision and is immediately exercisable. 1/36th of the shares subject to the option shall vest on January 12, 2009 and 1/36th of the shares shall vest monthly thereafter. As of December 31, 2007, 0 shares were fully vested and 28,125 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(22)

1/36th of the shares subject to the option shall vest on January 19, 2009, and 1/36th of the shares shall vest monthly thereafter. As of December 31, 2007, 0 shares were fully vested and 9,375 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(23)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48 th of the shares of the underlying common stock. As of December 31, 2007, 6,854 shares were fully vested and 146 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(24)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48 th of the shares of the underlying common stock. As of December 31, 2007, 42,708 shares were fully vested and 7,292 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(25)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48 th of the shares of the underlying common stock. As of December 31, 2007, 114,286 shares were fully vested and 60,714 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(26)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96 th of the shares of the underlying common stock. As of December 31, 2007, 75,000 shares were fully vested and 225,000 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(27)	The shares subject to these options have fully vested.

(28)

The option is subject to an early exercise provision and is immediately exercisable. 1/36th of the shares subject to the option shall vest on January 12, 2009, and 1/36th of the shares shall vest monthly thereafter. As of December 31, 2007, 0 shares were fully vested and 37,500 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(29)

1/36th of the shares subject to the option shall vest on January 19, 2009, and 1/36th of the shares shall vest monthly thereafter. As of December 31, 2007, 0 shares were fully vested and 12,500 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

Option Exercises and Restricted Stock Vesting During 2007

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of restricted stock awards during fiscal 2007 by each of the named executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Zachary Nelson	—	—	—	—
Evan Goldberg	—	—	—	—
James McGeever	—	—	—	—
Timothy Dilley	—	—	6,250	77,500
Dean Mansfield	—	—	—	—

(1)	Mr. Dilley’s restricted stock award partially vested on November 15, 2007 prior to our initial public offering. Value realized on vesting is based on a fair market value per share of $12.40, which is the price per share of options granted on the most recent grant date prior to this vesting date and does not necessarily reflect the value actually received by Mr. Dilley.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Offer Letters

We are party to the following agreements contained in employment offer letters with our named executive officers.

Zachary Nelson

We entered into a revised offer letter with Mr. Nelson, effective July 1, 2007, to serve as our President and Chief Executive Officer. The offer letter provides for an annual base salary of $375,000, with the ability to earn a bonus as discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis.”

Evan M. Goldberg

We entered into a revised offer letter with Mr. Goldberg, effective July 1, 2007, to serve as our Chief Technology Officer. The offer letter provides for an annual base salary of $375,000, with the ability to earn a bonus as discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis.”

James McGeever

We entered into a revised offer letter with Mr. McGeever, effective July 1, 2007, to serve as our Chief Financial Officer. The offer letter provides for an annual base salary of $235,000, with the ability to earn a bonus as discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis.” In February 2008, Mr. McGeever’s base salary was increased from $235,000 to $250,000 in an effort to position his total compensation at a more competitive level with public company peers.

Timothy Dilley

We entered into a revised offer letter with Mr. Dilley, effective July 1, 2007, to serve as our Executive Vice President, Services. The offer letter provides for an annual base salary of $250,000, with the ability to earn an additional bonus as discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis.”

Dean Mansfield

We entered into a revised offer letter with Mr. Mansfield, effective July 1, 2007, to serve as our President, Worldwide Sales and Distribution. The offer letter provides for an annual base salary of $200,000, with the ability to earn a bonus as discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis.” In February 2008, Mr. Mansfield’s base salary was increased from $200,000 to $250,000 since Mr. Mansfield did not receive an increase in the first half of 2007 and in an effort to position his total compensation at a more competitive level with public company peers.

Change of Control Arrangements

We entered into severance and change of control agreements that require specific payments and benefits to be provided to our named executive officers in the event of termination of employment. Pursuant to the severance and change of control agreements, upon an executive’s termination by us (other than for Cause or upon the executive’s death or disability), not in connection with a change of control, then subject to the executive executing a separation agreement and release of claims and such agreement becoming effective, the executive would be entitled to the following severance benefits, subject to the executive’s continued compliance with covenants under the agreement:

•	continuing payments of base salary for 12 months from the date of such termination;

•	a pro-rated amount of the executive’s target bonus for the year of termination based on the period of time the executive had been employed during the year of termination;

•

accelerated vesting for the executive’s outstanding equity awards in an amount equal to the portion of the award that would have otherwise vested during the 12-month period following such termination as if the executive had remained employed by us through such date and the executive will have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards;

•	reimbursement for outplacement services for up to 12 months following such termination; and

•	reimbursement of health care premiums for medical, dental and vision benefits for the executive and his or her eligible dependents for up to 12 months following such termination.

Pursuant to the severance and change of control agreements, upon an executive’s termination by us (other than for Cause, or the executive’s death or disability) or upon the executive’s resignation from such employment for Good Reason, in either case in connection with a change of control (during the period commencing three months prior to and ending 12 months after the change in control), then subject to the executive executing a separation agreement and release of claims and such agreement becoming effective, the executive would be entitled to the following severance:

•	a lump sum payment of 12 months of base salary;

•	a lump sum amount equal to the executive’s target bonus for the year of termination, or, if greater, as in effect immediately prior to the change of control;

•

accelerated vesting as to 100% of the executive’s outstanding equity awards and the executive will have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards;

•	reimbursement for outplacement services for up to 12 months following such termination; and

•	reimbursement of health care premiums for medical, dental and vision benefits for the executive and his or her eligible dependents for up to 12 months following such termination.

In the event any payment to Messrs. Nelson, Goldberg, or McGeever is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), such officer will be entitled to receive an additional cash payment from us equal to the sum of the excise tax and all cumulative income taxes relating to the cash payment. In the event any payment to Mr. Dilley would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), Mr. Dilley will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means us paying him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Internal Revenue Code.

Under the change of control agreements, the following definitions are used:

“Cause” means:

(i)	executive’s failure to devote sufficient time and effort to the performance of his or her duties;

(ii)	executive’s continued failure to perform his or her employment duties;

(iii)	executive’s repeated unexplained or unjustified absences from the company;

(iv)	executive’s material and willful violation of any federal or state law which if made public would injure the business or reputation of the company;

(v)	executive’s refusal or willful failure to act in accordance with any specific lawful direction or order of the company or stated written policy of the company;

(vi)	executive’s commission of any act of fraud with respect to the company; or

(vii)	executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the company, in each case as reasonably determined by the company or the board of directors of the company.

The company may not terminate the employment of an executive under clause (i), (ii), or (iii) above unless the company (1) provides executive with a written notice that specifically sets forth the factual basis to support the company’s right to terminate executive’s employment under clause (i), (ii), or (iii) above, and (2) permits executive to cure such failure, to the company’s satisfaction, within 10 business days after receiving such notice.

“Change of Control” means the occurrence of any of the following:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), except Tako Ventures, LLC, or an affiliate of Tako Ventures, LLC, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the company representing 50% or more of the total voting power represented by, or 50% or more of the fair value of, the company’s then outstanding voting securities; or

(ii)	Any action or event occurring within an one-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of the company as of the date hereof, or (B) are elected, or nominated for election, to the board of directors with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the company); or

(iii)	The consummation of a merger or consolidation of the company with any other corporation, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv)	The consummation of the sale, lease, or other disposition by the company of all or substantially all the company’s assets.

“Good Reason” means executive’s resignation within thirty (30) days following the expiration of any company cure period following the occurrence of one or more of the following, without the executive’s written consent:

(i)	the significant reduction of executive’s duties, authority, responsibilities, job title or reporting relationships relative to executive’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; provided, however, that a reduction in position or responsibilities solely by virtue of a Change of Control shall not constitute “Good Reason”;

(ii)	a reduction of more than five percent of executive’s base salary in any one year;

(iii)	a reduction by more than ten percent of executive’s total target annual cash compensation in any one year (which consists of executive’s base salary plus target bonus incentive compensation);

(iv)	the material change in the geographic location at which executive must perform services (for these purposes, the relocation of executive to a facility that is more than twenty-five (25) miles from executive’s current employment location will be considered material);

(v)	the failure of the company to obtain assumption of the Severance and Change of Control Agreement by any successor; and

(vi)

the breach by the company of a material provision of the Severance and Change of Control Agreement. For purposes of clause (i), executive’s duties, authority, responsibilities, job title and reporting relationships will be deemed to have been significantly reduced if executive does not (a) hold at least the same title and position (including responsibility over at least the same functional areas as prior to the change of control) with the company business or the business with which such business is operationally merged or subsumed (as, for example, where the President and Chief Executive Officer of the company remains the President and Chief Executive Officer of the company following a Change of Control where the company becomes a wholly owned but separate operating subsidiary of the acquirer, but is not made the President and Chief Executive Officer of the acquiring corporation), or (b) remain a member of the executive officer management staff of the company business or the business with such business is operationally merged or subsumed. Executive cannot resign for Good Reason without first providing the company with written notice within ninety (90) days of the event that executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Potential Payment upon Termination

The table below outlines the potential payments and benefits payable to each named executive officer in the event of termination not in connection with a change of control (“COC”) or following a COC as if such termination event had occurred on December 31, 2007. The price used for determining the value of accelerated equity was $39.18, the closing price of our common stock on December 31, 2007. The bonus amount shown assumes 100% of the target bonus under the 2007 Executive Bonus Plan. Actual fiscal year 2007 bonuses earned by each named executive officer are reported in the Summary Compensation Table.

Triggering Event	Salary ($)	Bonus ($)	Equity Acceleration ($)	Health Care Benefits ($)	Outplacement Benefits ($)	280G Gross-Up Payments ($)	Total ($)
Zachary Nelson
Termination Without Cause Not in Connection with a Change in Control(1)	375,000	225,000	3,872,000	15,000	15,000	—	4,502,000
Termination Without Cause or Constructive Termination after a Change in Control(2)	375,000	225,000	10,691,000	15,000	15,000	1,354,000	12,675,000

Evan Goldberg
Termination Without Cause Not in Connection with a Change in Control(3)	375,000	125,000	9,458,000	15,000	15,000	—	9,988,000
Termination Without Cause or Constructive Termination after a Change in Control(4)	375,000	125,000	17,606,000	15,000	15,000	1,815,000	19,951,000

James McGeever
Termination Without Cause Not in Connection with a Change in Control(5)	235,000	95,000	1,865,000	15,000	15,000	—	2,225,000
Termination Without Cause or Constructive Termination after a Change in Control(6)	235,000	95,000	5,014,000	15,000	15,000	745,000	6,119,000

Timothy Dilley
Termination Without Cause Not in Connection with a Change in Control(7)	250,000	50,000	1,786,000	15,000	15,000	—	2,116,000
Termination Without Cause or Constructive Termination after a Change in Control(8)	250,000	50,000	4,767,000	15,000	15,000	—	5,097,000

Dean Mansfield
Termination Without Cause Not in Connection with a Change in Control(9)	200,000	200,000	3,238,000	3,000	15,000	—	3,656,000
Termination Without Cause or Constructive Termination after a Change in Control(10)	200,000	200,000	11,433,000	3,000	15,000	—	11,851,000

(1)	As of December 31, 2007, 125,700 shares of common stock subject to Mr. Nelson’s options would accelerate if he were terminated without Cause and not in connection with a Change in Control.

(2)	As of December 31, 2007, 374,400 shares of common stock subject to Mr. Nelson’s options would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change in Control within a three-month period before or a one-year period after such Change in Control.

(3)	As of December 31, 2007, 280,200 shares of common stock subject to Mr. Goldberg’s options would accelerate if he were terminated without Cause and not in connection with a Change in Control.

(4)	As of December 31, 2007, 583,700 shares of common stock subject to Mr. Goldberg’s options would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change in Control within a three-month period before or a one-year period after such Change in Control.

(5)	As of December 31, 2007, 49,700 shares of common stock subject to Mr. McGeever’s options would accelerate if he were terminated without Cause and not in connection with a Change in Control.

(6)	As of December 31, 2007, 158,100 shares of common stock subject to Mr. McGeever’s options would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change in Control within a three-month period before or a one-year period after such Change in Control.

(7)	As of December 31, 2007, 54,200 shares of common stock subject to Mr. Dilley’s options would accelerate if he were terminated without Cause and not in connection with a Change in Control.

(8)	As of December 31, 2007, 156,300 shares of common stock subject to Mr. Dilley’s options would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change in Control within a three-month period before or a one-year period after such Change in Control.

(9)	As of December 31, 2007, 88,700 shares of common stock subject to Mr. Mansfield’s options would accelerate if he were terminated without Cause and not in connection with a Change in Control.

(10)	As of December 31, 2007, 344,400 shares of common stock subject to Mr. Mansfield’s options would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change in Control within a three-month period before or a one-year period after such Change in Control.

DIRECTOR COMPENSATION

It is the general policy of the board of directors that compensation for non-employee directors should be a mix of cash and equity-based compensation. We also have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings or attendance at director education programs. Other than as provided below, there were no other arrangements pursuant to which any director was compensated during the year ended December 31, 2007 for service as a director. We do not provide any retirement benefits or other perquisites to our directors.

Fees Earned or Paid in Cash

During fiscal 2007, our non-employee directors were paid an annual cash retainer for serving on the board generally, plus additional cash retainers based on their committee service. These annual retainers, which are paid quarterly in advance, are:

Position	Annual Retainer
Board Member	$25,000
Audit Committee Chair	$20,000
Audit Committee Member (non-chair)	$7,500
Compensation Committee Chair	$10,000
Compensation Committee Member (non-chair)	$4,000
Nominating & Governance Committee Chair	$7,500
Nominating & Governance Committee Member (non-chair)	$3,000

In addition, a flat fee of $1,500 per board meeting is paid for attendance at each meeting of our board. The per meeting fees are generally paid following each meeting in arrears. For the first full year of service, the annual cash compensation paid to our independent directors shall be pro rated based on the number of months served up until the first annual meeting after their service commences.

In February 2008, upon the recommendation of the nominating and governance committee, the board approved an additional annual retainer to the lead independent director in the amount of $10,000. This retainer to the lead independent director is effective January 1, 2008 and will be paid out quarterly in advance in the same manner as the other cash retainers.

Neither of our employee-directors received compensation during fiscal 2007 for service as a member of our board.

Equity Awards

Under the automatic grant program in effect under our 2007 Equity Incentive Plan, eligible non-employee members of our board of directors receive a series of option grants and restricted stock awards over their period of board service. Those option grants and restricted stock awards are as follows:

Initial Grant. At the time of his or her initial election or appointment to the board, each new non-employee board member shall receive an option grant for 30,000 shares of our common stock on or about the date such person becomes a non-employee director. The shares subject to the initial option award vests over a four year period as follows: 25% of those option shares vest upon the optionee’s completion of one year of board service measured from the grant date of that option, and 1/48th shall vest in equal monthly installments over the following three years, subject to the director’s continued service on the board.

Annual Grant. Each year thereafter on the date of our annual stockholders meeting, each non-employee director (if such non-employee director served on the board for at least six months preceding the annual meeting) will receive an annual stock option award to purchase shares of our common stock with a Black-Scholes value equal to approximately $50,000 and a restricted stock award with a value equal to approximately $50,000 as of the date of the grant. The shares subject to the annual option award will vest quarterly over a one-year period. The restricted stock award will vest 100% on the earlier of (i) the date of the next annual meeting following the date of grant or (ii) December 31 of the calendar year following the calendar year in which the grant occurs; provided, however, that any unvested shares under the restricted stock award will be subject to forfeiture and automatically transferred back to the company should the optionee cease board service prior to vesting in those shares.

Each option grant shall have an exercise price equal to the fair market value per share of our common stock on the grant date and a maximum term of ten years. In the event of a change of control, the remaining unvested options and restricted stock awards granted to our non-employee directors shall vest 100%.

December 2007 Grants. In December 2007, the board made a series of option grants and restricted stock awards to each of our non-employee directors so that their total equity compensation as of December 31, 2007 would be in line with the principles set forth above under the automatic grant program (the “December Grants”). Specifically, while Ms. Farrington has been on our board of directors since May 2000, she was never granted board compensation because she was affiliated with one of our venture capital investors. As part of the initial public offering, the board decided that Ms. Farrington was entitled to board compensation in the same manner as the other outside directors. As a result, Ms. Farrington received her initial grant of 30,000 shares as part of the December Grants. Ms. Farrington’s 30,000 share grant shall vest on a quarterly basis over fours from the date of grant. Messrs. Beane, Thompson and Grinstein had each initially received an initial grant of 20,000 option shares when they joined the board of directors. As part of the December Grants, each of Messrs. Beane, Thompson and Grinstein received an additional option for 10,000 shares with the intent being to bring their initial grant to 30,000 shares. These shares shall vest on a quarterly basis over three years beginning from the date which is one year following their board commencement date. Finally, each non-employee director received an additional grant which was intended to represent the board’s annual grant for services rendered from 2006 to 2007. This grant was to equal the Black-Scholes value of approximately $50,000 but was prorated based upon months of actual board service provided by each director during 2006 and 2007. As a result, Ms. Farrington and Messrs. Grinstein and Thompson each received an option grant for 4,029 shares and Mr. Beane received an option grant for 2,518 shares since Mr. Beane did not commence board service until January 2007. These grants shall vest 20% per month beginning on January 15, 2008 and shall become fully vested on May 15, 2008. All of the December Grants were approved by the compensation committee on December 13, 2007, however 75% of the shares were granted on December 13, 2007 with an exercise price equal to the fair market value of the underlying common stock on the grant date and 25% of the shares were approved to be granted on the date of the Company’s initial public offering (which was December 19, 2007), with an exercise price equal to the fair market value of the underlying common stock at the initial public offering.

As part of the December Grants, each of our directors were also awarded restricted stock awards equal to $50,000 on the date of grant pro rated based upon months of actual board service in 2006 and 2007 (or 1,283 shares of restricted stock for Ms. Farrington and Messrs. Grinstein and Thompson and 802 shares of restricted stock for Mr. Beane). These restricted stock awards were also approved by the compensation committee on December 13, 2007 to be granted on December 19, 2007, the date of the Company’s initial public offering.

2007 Director Compensation

The following table sets forth the annual director compensation paid or accrued by us to individuals who were non-employee directors during any part of 2007. The table excludes Messrs. Nelson and Goldberg, who are named executive officers and who did not receive any compensation from us in their roles as directors in 2007.

Non-Employee Director Compensation For Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
William Beane III	32,500	1,820	40,734	75,054
Deborah Farrington	53,000	2,912	4,305	60,217
Keith Grinstein	51,500	2,912	34,749	89,161
Kevin Thompson	58,000	2,912	34,749	95,661

(1)	Below is a summary of the fees earned or paid in cash as of December 31, 2007 for each of the directors set forth above:

Name	Annual Board Retainer ($)	Audit Committee Retainer ($)	Comp Meeting Retainer ($)	Nom & Gov Committee Retainer ($)	Per Meeting Fees ($)	Total ($)
William Beane III	25,000	—	—	—	7,500	32,500
Deborah Farrington	25,000	7,500	10,000	3,000	7,500	53,000
Keith Grinstein	25,000	7,500	4,000	7,500	7,500	51,500
Kevin Thompson	25,000	20,000	4,000	3,000	6,000	58,000

(2)	Amounts shown do not reflect compensation actually received by directors. Instead, the value reported above in the “Stock Awards” and “Option Awards” columns are the amount we expensed during 2007 for each director’s option awards and restricted stock grant calculated in accordance with SFAS No. 123(R).

Additional Information With Respect to Director Equity Awards

Name	Grant Date	Option Awards Outstanding Granted Prior to 2007(#)(1)	Stock Awards Granted During Fiscal 2007 (#)(2)	Option Awards Granted During Fiscal 2007 (#)(1)	Grant Date Fair Value of Stock and Option Awards Granted in Fiscal 2007 ($)(3)
William Beane III	1/2/07	—	—	20,000	148,560
	12/13/07	—	—	9,623	109,753
	12/19/07	—	—	2,895	40,188
	12/19/07	—	802	—	20,852

	Total:	—	802	32,518	319,353

Deborah Farrington	12/13/07	—	—	25,897	300,261
	12/19/07	—	—	8,132	115,252
	12/19/07	—	1,283	—	33,358

	Total:	—	1,283	34,029	448,871

Keith Grinstein	11/21/06	20,000	—	—	—
	12/13/07	—	—	10,897	123,777
	12/19/07	—	—	3,132	43,312
	12/19/07	—	1,283	—	33,358

	Total:	20,000	1,283	14,029	200,447

Kevin Thompson	11/21/06	20,000	—	—	—
	12/13/07	—	—	10,897	123,777
	12/19/07	—	—	3,132	43,312
	12/19/07	—	1,283	—	33,358

	Total:	20,000	1,283	14,029	200,447

(1)	Includes both vested and unvested options to purchase our common stock.

(2)	Includes both vested and unvested restricted stock awards.

(3)	Amounts in this column represent the grant date fair value of stock options and restricted stock awards, calculated in accordance with FAS 123R. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For restricted stock awards, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share purchase price by (y) the number of shares awarded.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions with Executive Officers and Directors

On February 21, 2007, Mr. Nelson sold an aggregate of 148,168 shares of our common stock to Craig Ramsey for $11.854 per share or an aggregate purchase price of $1,756,389. On February 21, 2007, Mr. Goldberg sold an aggregate of 148,168 shares of our common stock to Mr. Ramsey for $11.854 per share or an aggregate purchase price of $1,756,389.

In July 2004, we entered into a License Agreement with the Oakland Athletics with a term of 41 months. The agreement provided for an upfront payment to us of $50,000 by the Athletics for the use of our on-demand application services through November 2007. In December 2006, we entered into a three-year partnership agreement with the Athletics. Under the terms of the agreement, we will pay the Athletics $375,000 over the three-year term of the agreement for certain sponsorship benefits. This agreement also extended the Athletics’ right to use our service through December 2009 for no additional consideration from the Athletics. We estimate that the fair market value of this license extension was $75,000. William Beane III, the General Manager of the Athletics, became a member of our board of directors in January 2007. Following Mr. Beane’s appointment to our board of directors, the independent members of our board of directors ratified the terms of the partnership agreement, which was completed on arm’s length terms.

Commencing in 2004, we entered into a verbal agreement with Oracle Racing, Inc. (Oracle Racing), a sailboat racing syndicate. Lawrence J. Ellison, who beneficially owns our majority stockholder, is the primary source of funding for Oracle Racing. Under the terms of the agreement, we agreed to supply certain of our on-demand application services to Oracle Racing in exchange for logo placement on the sailboats. Based on the pricing for similar licenses to unaffiliated third parties, we calculated the fair market value of the services provided to Oracle Racing to be approximately $291,000, $251,000, and $251,000 for 2005, 2006 and 2007, respectively. We did not obtain an independent valuation of the logo placement rights received from Oracle Racing. Based on an estimate received from Oracle Racing, we determined the value of the logo placement on the sailboat to be approximately $250,000 to $350,000 per year for 2005, 2006 and 2007. The incremental cost to us of providing on-demand services and the incremental cost to Oracle Racing of providing logo placement rights on the sailboat was nominal. The on-demand application suite provided to Oracle Racing has been recorded for accounting purposes at historical cost in accordance with SEC Staff Accounting Bulletin No. 5-G, “Transfers of Non-Monetary Assets by Promoters and Shareholders,” and SFAS No. 153, “Exchanges of Non-Monetary Assets—an amendment of APB Opinion No. 29.”

In August 2006, we entered into a license agreement with SolarWinds.net, Inc., or SolarWinds. A member of our board of directors, Kevin Thompson, is the Chief Operating Officer, Chief Financial Officer and Treasurer of SolarWinds. Under the terms of the agreement, SolarWinds paid us $148,000 and $223,000 in 2006 and 2007, respectively, for the use of our services.

In August 2004, we entered into a license agreement with FieldGlass Inc. A member of our board of directors, Deborah Farrington, is also a member of the board of directors of FieldGlass Inc. Under the terms of the agreement, FieldGlass Inc paid us $71,000, $69,000 and $115,000 in 2005, 2006 and 2007, respectively, for the use of our services.

On February 5, 2007, entities affiliated with StarVest Partners sold an aggregate of 417,357 shares of our Series C, D, E, F, G and H preferred stock, which were convertible into 612,020 shares of common stock, to entities affiliated with Meritech Capital Partners, an unaffiliated third-party at the time of the sale, for $11.622 per common share, or an aggregate purchase price of $7,112,886. On February 5, 2007, certain of our other investors sold an aggregate of 83,170 shares of our Series C, E and F preferred stock, which were convertible into 348,604 shares of common stock, to Meritech for $11.622 per common share or an aggregate purchase price of $4,060,784. On February 21, 2007, Zachary Nelson sold 294,714 shares of our common stock to Meritech for

$12.452 per share or an aggregate purchase price of $3,669,776. On February 21, 2007, James McGeever sold 55,000 shares of our common stock to Meritech for $12.452 per share or an aggregate purchase price of $684,860. On February 21 and May 23, 2007, certain of our other employees sold an aggregate of 113,167 shares of our common stock to Meritech for $12.452 per share or an aggregate purchase price of $1,409,151. On April 20, 2007, Mr. McGeever sold 75,000 shares of our common stock to Meritech for $12.452 per share or an aggregate purchase price of $933,900.

In March 2005, we entered into a business agreement with Perquest. Deborah Farrington, one of our directors, is also a member of the board of directors of Perquest. Under the business agreement, Perquest became the exclusive backend payroll service provider for our customers located in the United States. Additionally, Perquest’s payroll and tax service application would be accessible to, and available for use by, our customers through the NetSuite application. Under the terms of the agreement, we recognized revenues of $118,000 and $438,000 in 2006 and 2007, respectively, and recognized costs of $167,000 and $346,000 in 2006 and 2007, respectively. There were no revenues or costs recognized under the business agreement during 2005.

Employment Arrangements and Indemnification Agreements

We have entered into revised offer letters and severance and change of control agreements with each of our executive officers. See the sections titled “Employment Contracts and Change of Control Arrangements—Offer Letters” and “Employment Contracts and Change of Control Arrangements—Potential Payment upon Termination” for a description of these agreements.

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions with our Significant Stockholders

In April 2005, we entered into a software license agreement with Oracle USA, Inc., an affiliate of Oracle Corporation. Lawrence J. Ellison, who beneficially owns our majority stockholder, is the Chief Executive Officer, a principal stockholder and a director of Oracle Corporation. This perpetual license is for the use of Oracle database and application server software on a certain number of individual computers, along with technical support. Under the April 2005 agreement, we paid $2.5 million over nine installments, including the final buyout payment of $227,000, which occurred on June 19, 2007. In May 23, 2007, we entered into another software license agreement with Oracle USA, Inc. to license Oracle software for an additional number of computers, along with technical support. The May 2007 agreement calls for payments in total of $0.9 million payable over 12 equal quarterly installments through 2010. On October 31, 2007 we entered into another perpetual software license agreement with Oracle USA, Inc. to license Oracle database and application server software, along with technical support. This license has a forty-two month term that allows us to download an unlimited number of licenses which are perpetual in nature. We also purchased the initial 12 months of technical support services under the agreement, which are renewable annually. The October 2007 agreement requires us to pay a total of $4.7 million for the net license fees to be paid over 12 equal quarterly installments through 2010 and annual payments of $1.4 million for the technical support fees. The October 2007 agreement replaces the support portion of the product orders made under the April 2005 and May 2007 agreements.

Our management team negotiated the terms of the Oracle USA software license agreements on our behalf and negotiated in good faith to obtain the most favorable terms possible for our business. Neither Mr. Ellison nor any board member affiliated with Mr. Ellison was involved in the negotiations on our behalf or on behalf of Oracle. These agreements were reviewed with, and the terms of these transactions were approved by, our board members who are not affiliated with Mr. Ellison. As Oracle disclosed in its proxy statement, an independent committee of its board reviews related party transactions (including related party transactions with us) and approves only those that are determined to be on terms that are fair to Oracle. As a result, we believe these transactions were completed on arm’s length terms and we do not believe that we obtained any economic terms from Oracle USA that would be unavailable to other parties.

Lawrence J. Ellison

In connection with our initial public offering, Lawrence J. Ellison transferred 31,964,894 shares of our common stock (representing all of the shares formerly held directly by Tako Ventures, an investment entity controlled by Mr. Ellison) to NetSuite Restricted Holdings LLC, or the LLC, a limited liability company formed for the limited purpose of holding the NetSuite shares and funding charitable gifts as and when directed by Mr. Ellison. As of March 31, 2008, those shares represented approximately 53.1% of our outstanding stock. Mr. Ellison is the Chief Executive Officer, a director and a principal stockholder of Oracle. We have been told that Mr. Ellison made the transfer in view of his position and duties at Oracle, to effectively eliminate his voting control over the election of our directors and certain other matters, to limit the circumstances under which his voting control could be exercised or restored, and to avoid and mitigate potential future conflicts of interest that might otherwise arise.

To that end, Mr. Ellison established the LLC, the sole member of which is Mr. Ellison’s revocable trust. The LLC is managed solely by an unrelated third party. The manager has no ability to dispose of our shares, other than to fund charitable gifts as and when directed by Mr. Ellison, to cover any tax liabilities resulting from ownership of the shares in the LLC structure, and to participate in a transaction involving a change of control approved by our stockholders or a tender offer approved or recommended by our board of directors.

The LLC Operating Agreement does not permit the LLC to be liquidated or dissolved, or any ownership interest in the LLC to be transferred, so long as Mr. Ellison remains an officer or director of Oracle, except with the approval of an independent committee of Oracle’s board of directors. Mr. Ellison has informed us of his intention that, upon his death, his membership interest in the LLC will be transferred to the Ellison Medical Foundation or to one or more other charities designated by Mr. Ellison.

As part of these arrangements, the LLC Operating Agreement contains provisions designed to neutralize the voting power of our shares held by the LLC, except as described below. These arrangements require the shares held by the LLC to be voted in strict proportion to the voting of shares held by all of our other voting stockholders, other than shares beneficially owned by Mr. Ellison or members of his family, shares owned by trusts created for the benefit of Mr. Ellison’s children, and shares beneficially owned by any person or group that makes (or under applicable law is required to make) a filing on Schedule 13D with the SEC. These voting arrangements apply to all matters brought before our stockholders, except transactions involving a change of control, dissolution, sale of substantially all the assets, or a liquidation of NetSuite, in which case the shares held by the LLC will be voted as directed by Mr. Ellison.

Policies and Procedures for Related Party Transactions

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. All of the transactions described above were entered into prior to the adoption of this policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2007, we believe that all Reporting Persons complied with all applicable reporting requirements.

ANNUAL REPORT

Accompanying this proxy statement or posted on our website with this proxy statement, is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2007. The Annual Report contains audited financial statements covering our fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007. Copies of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2007, as filed with the SEC, are available free of charge on our website at www.netsuite.com under the headings “Investors/SEC Filings.”

By Order of the Board of Directors,

/s/ Douglas P. Solomon

Douglas P. Solomon

VP, Legal & Corporate Affairs and Secretary

April 15, 2008

APPENDIX A

As Amended October 17, 2007

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

NETSUITE INC.

DELEGATED AUTHORITY

The Audit Committee of the Board of Directors (the “Board”) of NetSuite Inc. (the “Company”) is established pursuant to Article 4.1 of the Company’s Bylaws and Section 141(c) of the Delaware General Corporation Law.

PURPOSE

The purpose of the Audit Committee of the Company’s Board shall be to:

•	Oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements;

•

Assist the Board in oversight and monitoring of (1) the integrity of the Company’s financial statements, (2) the Company’s internal accounting and financial controls, (3) the Company’s compliance with legal and regulatory requirements, and (4) the independent auditor’s qualifications, independence and performance;

•	Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

AUDIT COMMITTEE MEMBERSHIP

The Audit Committee will consist of at least three members of the Board. The members of the Audit Committee shall be appointed by the Board on recommendation of the Nominating and Governance Committee. Audit Committee members may be replaced by the Board and will serve at the discretion of the Board. Members of the Audit Committee must meet the following criteria (as well as any additional criteria required by the Nasdaq Stock Market, Inc. Marketplace Rules (the “Nasdaq Rules”) and the SEC):

•	Each member must be an independent director in accordance with (i) the Audit Committee requirements of the Nasdaq Rules and (ii) the rules of the SEC;

•	Each member must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three (3) years;

•

Each member must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, in accordance with the Audit Committee requirements of the Nasdaq Rules;

•

At least one member must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment, by virtue of such member’s past employment experience in finance or accounting, requisite professional certification in finance or accounting, or any other comparable experience or background which results in such individual’s financial sophistication; and

•

No Audit Committee member shall simultaneously serve on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service should not impair the ability of such member to effectively serve on the Audit Committee.

MEETINGS AND PROCEDURES

•

The Audit Committee will set its own schedule of meetings and will meet at least quarterly, with the option of holding additional meetings at such times as it deems necessary or appropriate. Periodically, the Audit Committee shall meet separately with the Company’s management, with the internal auditors and/or internal controls director, if applicable, and with the independent auditors. The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

•

The Audit Committee may form subcommittees for any purpose that the Audit Committee deems appropriate and may delegate to such subcommittees such power and authority as the Audit Committee deems appropriate. The Audit Committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Audit Committee as a whole.

•

The Board may designate one member of the Audit Committee as its chairperson. If the Board does not designate a chairperson, a majority of the members of the Audit Committee may elect a chairperson of the Audit Committee.

•

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board.

•	Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

AUDIT COMMITTEE AUTHORITY AND RESPONSIBILITIES

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The Audit Committee shall appoint and oversee the work of the independent auditors, approve the compensation of the independent auditors and review and, if appropriate, discharge the independent auditors. In this regard, the independent auditors shall report directly to the Audit Committee, and the Audit Committee shall have the sole authority to approve the hiring and discharging of the independent auditors, all audit engagement fees and terms and all permissible non-audit engagements with the independent auditors.

•

The Audit Committee shall pre-approve (or, where permitted under the rules of the SEC, subsequently approve) engagements of the independent auditors to render audit services and/or establish pre-approval policies and procedures for such engagements, provided that (i) such policies and procedures are detailed as to the particular services rendered, (ii) the Audit Committee is informed of each such service and (iii) such policies and procedures do not include delegation to management of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934, as amended. The Audit Committee shall also pre-approve any non-audit services proposed to be provided to the Company by such independent auditors.

•

The Audit Committee shall make regular reports to the Board, which reports shall include to the extent that the Audit Committee deems appropriate, any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

•

The Audit Committee shall review and reassess the adequacy and scope of this Charter annually and recommend to the Board for approval any proposed improvements to this Charter that the Audit Committee considers necessary or valuable.

•	At least annually, the Audit Committee shall evaluate its performance.

•	The Audit Committee shall perform such other functions as assigned by law, the Company’s certificate of incorporation or bylaws or the Board.

•	To the extent deemed necessary or appropriate, the Audit Committee shall:

Oversight of the Company’s Relationship with the Independent Auditor

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Review the independence of the independent auditors, including (i) obtaining on a periodic basis a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1, (ii) maintaining an active dialogue with the independent auditors, covering any disclosed relationship or services that may impair their objectivity and independence, (iii) presenting this statement to the Board and (iv) to the extent there are any such relationships, monitoring and investigating them and, if necessary, taking, or recommending to the Board that the Board take, appropriate action to oversee the independence of the outside auditors.

•

Evaluate, at least annually, the independent auditors’ qualifications, performance and independence, which evaluation shall include a review and evaluation of the lead partner of the independent auditors and consideration of whether there should be rotation of the lead audit partner or the auditing firm, and take appropriate action to oversee the independence of the independent auditors.

•	Review, in consultation with the independent auditors, the annual audit plan and scope of audit activities and monitor such plan’s progress.

Financial Statements and Disclosure Matters

•

Discuss and, as appropriate, review with management and the independent auditors the Company’s annual and quarterly financial statements and annual and quarterly reports on Forms 10-K and 10-Q, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” discuss with the independent auditors any other matters required to be discussed by Statement on Auditing Standards 61, and recommend to the Board whether the audited financial statements and Management’s Discussion and Analysis should be included in the Company’s Form 10-K or 10-Q.

•

Discuss with management, the internal auditor and the independent auditors significant financial reporting issues raised and judgments made in connection with the preparation of the Company’s financial statements, including the review of (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles; (ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues raised and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet arrangements, on the Company’s financial statements; and (iv) the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance to be provided to analysts and rating agencies.

•

At least annually, obtaining and reviewing a report by the independent auditor describing: the audit firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with any such issues.

•

Receive, review and discuss quarterly reports from the independent auditors on (i) the major critical accounting policies and practices to be used; (ii) significant alternative treatments of financial information within GAAP that have been discussed with management; (iii) ramifications of the use of such alternative disclosures and treatments; (iv) any treatments preferred by the independent auditors; and (v) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•

Review on a regular basis with the Company’s independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management; and resolve any disagreements between management and the independent auditors regarding financial reporting.

•	Oversee compliance with the SEC requirements for disclosure of auditor’s services and Audit Committee member qualifications and activities.

•	Review disclosures regarding the Company’s internal controls that are required to be included in SEC reports.

•

Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

•

Discuss, in a general manner, earnings press releases and financial information and earnings guidance to be provided to analysts and rating agencies, including any proposed use of “pro forma” or “adjusted” non-GAAP information.

Oversight of the Company’s Internal Control Function

•

Review the adequacy and effectiveness of the Company’s internal control policies and procedures on a regular basis, including the responsibilities, budget and staffing of the Company’s audit and internal control function, as applicable, as well as the need for any special audit procedures in response to material control deficiencies, through inquiry and discussions with the Company’s independent auditors and management.

•

Review the reports prepared by management, and attested to by the Company’s independent auditors, assessing the adequacy and effectiveness of the Company’s internal controls and procedures, prior to the inclusion of such reports in the Company’s periodic filings as required under SEC rules.

Compliance Oversight Responsibilities

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Discuss guidelines and policies with respect to risk assessment and risk management. In connection therewith, the Audit Committee shall conduct an assessment of the Company’s insurance coverages from time to time, including a review of the director and officer insurance coverages not less than once annually, in order to make recommendations to the Board with respect thereto.

•	Review and approve the Company’s cash management policy on a not less than annual basis.

•	Discuss with the Company’s general counsel legal matters that may have a material impact on the financial statements or the Company’s compliance procedures.

•

Establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Review, approve and monitor the portions of the Company’s code of ethics applicable to its senior financial officers.

•	Review and approve in advance any proposed related party transaction.

•

Engage independent counsel and other advisers, as it determines necessary, to carry out its duties. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit review or attest services for the Company, (ii) compensation to any advisers employed by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate for carrying out its duties.

LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

It is recognized that the members of the Audit Committee are not full-time employees of the Company, that it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and that each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which the Audit Committee receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee, in either instance absent actual knowledge to the contrary.

NetSuite Inc.

ANNUAL MEETING OF STOCKHOLDERS

May 29, 2008

9:30 a.m., local time

The Westin Hotel

1 Old Bayshore Highway

Millbrae, California 94030

NETSUITE ONE SYSTEM, NO LIMITS

NetSuite Inc.

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 29, 2008.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Zachary Nelson, James McGeever and Douglas Solomon, and each of them, with power to act without the other and with full power of substitution, to represent all your shares of common stock of NetSuite Inc. which you are entitled to vote on, and to vote on all matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments, continuations or postponements thereof.

See reverse for voting instructions.

COMPANY

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 28, 2008.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/n — QUICK EASY IMMEDIATE

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 28, 2008.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NetSuite Inc., c/o Shareowner Services SM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors: 01 Zachary Nelson

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

02 Kevin Thompson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

For

Against

Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

For planning purposes, please mark the box to the right if you plan to attend the meeting.

Address Change? Mark Box

Indicate changes below: Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.